Exhibit 10.1

Execution Version

TERM LOAN CREDIT AGREEMENT

dated as of April 19, 2020

among

NUSTAR LOGISTICS, L.P.,

NUSTAR ENERGY L.P.,

The Lenders Party Hereto,

and

OAKTREE FUND ADMINISTRATION, LLC,

as Administrative Agent,

Execution Version

TABLE OF CONTENTS

SCHEDULES:

Schedule 2.01 – Commitments
Schedule 3.06 – Disclosed Matters
Schedule 3.12 – Subsidiaries
Schedule 6.07 – Affiliate Agreements
Schedule 6.08 – Existing Restrictions
Schedule 10.01 – Lender Notice Details

EXHIBITS:

Exhibit A	– Form of Assignment and Assumption
Exhibit B	– Form of Compliance Certificate
Exhibit C	– Form of Borrowing Request
Exhibit D	– Form of Subsidiary Guarantee Agreement
Exhibit E-1	– U.S. Tax Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-2	– U.S. Tax Certificate (For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-3	– U.S. Tax Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-4	– U.S. Tax Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)

TERM LOAN CREDIT AGREEMENT dated as of April 19, 2020 among NUSTAR LOGISTICS, L.P., a Delaware limited partnership, NUSTAR ENERGY L.P., a Delaware limited partnership, the LENDERS party hereto, and OAKTREE FUND ADMINISTRATION, LLC, as Administrative Agent.

In consideration of the mutual covenants and agreements herein contained and of the loans and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“2020 Notes” means the Borrower’s 4.80% Senior Notes, due 2020.

“2021 Notes” means the Borrower’s 6.750% Senior Notes, due 2021.

“2022 Notes” means the Borrower’s 4.750% Senior Notes, due 2022.

“Administrative Agent” means Oaktree Fund Administration, LLC, in its capacity as administrative agent for the Lenders hereunder, or any successor administrative agent appointed in accordance with Article IX.

“Administrative Agent Fee Letter” means the Fee Letter, dated as of the date hereof, between the Administrative Agent and the Borrower.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means, this Term Loan Credit Agreement, as the same may be amended, modified, supplemented or restated from time to time in accordance herewith.

“All-in Yield” means, as to any Indebtedness, the yield per annum thereof incurred or payable by the Borrower or any obligor in an amount equal to the sum of: (a) the maximum applicable non-default interest rate provided, that, in respect of any Indebtedness that is subject to a floating reference rate (e.g., LIBOR rate, base rate, etc.), such “floating” portion of the interest rate shall be equated to the “swap rate” applicable to such floating reference rate for the period from the closing date of such Indebtedness through the maturity of such Indebtedness (or, if such period is not available, the most approximate period available as reasonably determined by the Borrower in good faith), which such swap rate shall be as displayed on the USSW screen on Bloomberg (or any applicable successor page or if such Bloomberg page or successor becomes unavailable, any similar reference screen as reasonably selected by the Borrower in good faith) and (b) original issue discount, upfront fees, closing fees, backend fees, ticking fees, unused line fees, arrangement fees, structuring fees, commitment fees, underwriting fees and any similar fees paid to any lender (or an affiliate of a lender) of such Indebtedness (but excluding any so called “call protection” or premiums that step-down over the life of the loan) (the “Applicable Fees”); provided that any Applicable Fees shall be equated to interest rate assuming a 4-year life to maturity on a straight line basis (or, if less, the stated life to maturity at the time of incurrence of the applicable Indebtedness); provided, however, under no circumstances shall the “All-In Yield” include (u) any Applicable Fees paid to a person that is not a lender (or an affiliate of a lender) of such Indebtedness, (v) customary agency fees, (w) consent, waiver and amendment fees paid to consenting lenders, (x) interest accruing at the default rate (not to exceed 2.00% per annum) and (y) reimbursement of out-of-pocket expenses and customary indemnitees.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the MLP, the Borrower or any of their respective Subsidiaries from time to time concerning or relating to bribery, money laundering or corruption.

“Applicable Percentage” means, at any time, with respect to any Lender, a percentage equal to a fraction (a) the numerator of which is an amount equal to such Lender’s Credit Exposure and such Lender’s unused Delayed Draw Loan Commitment (if any) and (b) the denominator of which is an amount equal to the Credit Exposures of all Lenders and the aggregate unused Delayed Draw Loan Commitments of all the Delayed Draw Lenders.

“Applicable Premium” means, for any prepayment of Loans that is made pursuant to Section 2.09 or Section 2.10 prior to the Maturity Date (other than a mandatory prepayment made pursuant to Section 2.10 as a result of the Initial Net Proceeds) or any acceleration of the Loans and other Borrower Obligations pursuant to Article VII (whether automatic or upon notice) (including for the avoidance of doubt, as a result of clauses (g), (h) or (i) of Article VII) (collectively, the “Payment Events” and each a “Payment Event”), the premium applicable on the date of such Payment Event as set forth below:

Date of Payment Event	Applicable Premium
From the Initial Loan Funding Date through the 18-month anniversary of the Initial Loan Funding Date:	The sum of (i) the Make-Whole Amount and (ii) 6.25% of the aggregate principal amount of Loans then paid, prepaid or accelerated.

After the 18-month anniversary of the Initial Loan Funding Date through the 30-month anniversary of the Initial Loan Funding Date:	6.25% of the aggregate principal amount of Loans then paid, prepaid or accelerated.

After the 30-month anniversary of the Initial Loan Funding Date:	None.

The Applicable Premium shall be determined by the Borrower, subject to approval by the Required Lenders (not to be unreasonably withheld).

“Applicable Rate” means, for any day, with respect to any Loan, 12.00% per annum.

“Approved Fund” has the meaning assigned to it in Section 10.04(b).

“Asset Sale Mandatory Prepayment Event” means any Disposition of any property or asset of the MLP or any of its Restricted Subsidiaries (other than to the MLP or any of its Restricted Subsidiaries), other than (i) Dispositions of accounts receivables made in connection with any Securitization Transaction permitted hereunder, (ii) Dispositions made in the ordinary course of business (it being understood and agreed that Dispositions of any property, plant, and equipment (as such terms are used in accordance with GAAP) (and which shall be deemed to include Equity Interests of any Person holding such property, plant and equipment) shall not be considered Dispositions in the ordinary course for purposes of this clause (ii) unless such property, plant or equipment (a) has an immaterial fair market value and (b) is obsolete or worn out) (Dispositions made pursuant to this clause (ii), “Ordinary Course Dispositions”) and (iii) Dispositions with respect to which the Net Proceeds received as a result of such Disposition are below $35,000,000 in the aggregate for all such Dispositions since the Effective Date (the “Base Asset Sale Basket”) (provided that any single Disposition or series of related Dispositions with aggregate Net Proceeds of less than $2,000,000 shall not be aggregated for purpose of determining the Base Asset Sale Basket).

“Asset Sale Prepayment Premium” means, for any prepayment of Loans made pursuant to Section 2.10 with Initial Net Proceeds, the prepayment premium applicable on the date of such Asset Sale Mandatory Prepayment Event as set forth below:

Date of Prepayment	Prepayment Premium
From the Initial Loan Funding Date through the 18-month anniversary of the Initial Loan Funding Date:	5.00% of the aggregate principal amount of Loans then paid or prepaid.

After the 18-month anniversary of the Initial Loan Funding Date through the 30-month anniversary of the Initial Loan Funding Date:	3.00% of the aggregate principal amount of Loans then paid or prepaid.

After the 30-month anniversary of the Initial Loan Funding Date:	None.

The Asset Sale Prepayment Premium shall be determined by the Borrower, subject to approval by the Required Lenders (not to be unreasonably withheld).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Available Cash Netting Amount” means, as of any date of determination, the aggregate amount of Unrestricted Cash as of such date that is held in accounts of the Borrower maintained with one or more Lenders or Revolving Lenders in excess of $25,000,000, but only to the extent that the Borrower, on such date, specifically intends to use such excess Unrestricted Cash to Redeem, during the period from and including such date of determination through but excluding the date that is 365 days thereafter, the principal amount of Indebtedness of the MLP or any of its Restricted Subsidiaries then outstanding on such date of determination.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding or the occurrence of any other event in respect of such Person of the type described in any of clauses (g), (h) or (i) of Article VII, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that, in respect of any Lender, a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Asset Sale Basket” has the meaning assigned to such term in the definition of “Asset Sale Mandatory Prepayment Event”.

“Beneficial Owner” has the meaning assigned to it in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Arrangement” means, at any time, an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any ERISA Affiliate.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Bona Fide Debt Fund” means shall mean any bona fide debt fund or investment vehicle that is primarily engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and other similar extensions of credit in the ordinary course, is not organized for the purpose of making equity investments and with respect to which (i) any such bona fide debt fund or investment vehicle has in place customary information barriers between it and any applicable Disqualified Institution and any affiliate of such applicable Disqualified Institution that is not primarily engaged in the investing activities described above and (ii) its managers have fiduciary duties to the investors thereof independent of any duties to any applicable Disqualified Institution or affiliate of any applicable Disqualified Institution.

“Borrower” means NuStar Logistics, L.P., a Delaware limited partnership.

“Borrower Obligations” means the collective reference to all amounts owing by the Borrower and its Subsidiaries pursuant to this Agreement and the other Loan Documents, including, without limitation, any Applicable Premium (including any Make-Whole Amounts), the Asset Sale Prepayment Premium, any other repayment or prepayment premiums provided for herein or in any other Loan Document, the unpaid principal of and interest on the Loans and all other obligations, fees (including, without limitation, the fee arising under the Lender Fee Letter) and liabilities of the Borrower (including, without limitation, interest accruing at the then applicable rate provided in this Agreement after the maturity of the Loans, interest accruing at the then applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, or any Applicable Premium (including any Make-Whole Amounts) and fees arising under the Lender Fee Letter, whether or not a claim for post-filing or post-petition interest, any Applicable Premium (including any Make-Whole Amounts) or fee arising under the Lender Fee Letter is allowed in such proceeding) to the Credit Parties, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with the Loan Documents, whether on account of principal, interest, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Credit Parties that are required to be paid by the Borrower pursuant to the terms of any of the Loan Documents).

“Borrowing Request” means a written request by the Borrower for a borrowing in accordance withSection 2.03, substantially in the form of Exhibit C or any other form approved by the Administrative Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that, notwithstanding the foregoing, obligations under Operating Leases shall not constitute Capital Lease Obligations for purposes of this Agreement.

“Change in Control” means any of the following events:

(a)    100% (and not less than 100%) of the issued and outstanding Equity Interests of the general partner of the Borrower shall cease to be owned, directly or indirectly, or the Borrower shall cease to be Controlled, by the MLP; or

(b)    100% (and not less than 100%) of the limited partnership interests of the Borrower shall cease to be owned in the aggregate, directly or indirectly, by the MLP; or

(c)     a “Change of Control” or “Change in Control” (or similar event) occurs under (i) the Series D Preferred Units or (ii) any Hybrid Equity Securities or any other preferred Equity Interests of the MLP or the Borrower or Material Indebtedness for borrowed money of the MLP, any Guarantor or the Borrower which “Change of Control” or “Change in Control” (or similar event), unless waived prior to the occurrence thereof by the requisite holders thereof, results in a default, event of default or mandatory prepayment, put or call event or otherwise permits the capital providers party thereto to exercise rights or remedies thereunder; or

(d)    100% (and not less than 100%) of the issued and outstanding Equity Interests of the general partner of the MLP shall cease to be owned, directly or indirectly, or the general partner of the MLP shall cease to be Controlled, directly or indirectly, by the MLP; or

(e)    Riverwalk Logistics ceases to be the sole general partner of the MLP; or NuStar GP ceases to be the sole general partner of Riverwalk Logistics; or

(f)    the acquisition of ownership, directly or indirectly, beneficially or of record, by any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the MLP; or

(g)    the board of directors (or other equivalent governing body) of NuStar GP ceases to be the applicable governing body of the MLP; or

(h)    occupation of a majority of the seats (other than vacant seats) on the board of directors (or other equivalent governing body) of NuStar GP by Persons who were not (A) directors of NuStar GP as of July 20, 2018, or nominated or appointed by the board of directors (or other equivalent governing body) of NuStar GP or (B) appointed by directors so nominated or appointed.

“Change in Law” means the occurrence after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement, of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to it in Section 10.14.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, as to each Lender, collectively or individually as the context may require, its Initial Loan Commitment and its Delayed Draw Loan Commitment.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Debt” means, for any day, all Indebtedness of the MLP and its Restricted Subsidiaries (excluding the principal amount of Hybrid Equity Securities in an aggregate amount not to exceed 15% of Total Capitalization), on a consolidated basis, as of such day.

“Consolidated Debt Coverage Ratio” means, for any day, the ratio of (a) Consolidated Debt as of the last day of the then most recent Rolling Period (or Consolidated Debt as of such day, if such day is the last day of a Rolling Period) over (b) Consolidated EBITDA for such Rolling Period; provided that, solely for purposes of testing compliance with the Consolidated Debt Coverage Ratio pursuant to Section 6.11 as of the last day of each Rolling Period (and not for any other purpose, including testing Pro Forma Compliance with the Consolidated Debt Coverage Ratio pursuant to Section 4.03(d), Section 6.01(a)(vi), Section 6.03, Section 6.04(f), Section 6.04(g) or Section 6.04(h) or as a condition to the availability of any other baskets), so long as (i) no loans are then outstanding under the Revolving Credit Agreement on such day and (ii) Liquidity is at least $1,000,000,000 on such day, Consolidated Debt shall be reduced by the Available Cash Netting Amount as of such day up to $200,000,000.

“Consolidated EBITDA” means, without duplication, as to the MLP and its Restricted Subsidiaries, on a consolidated basis for each Rolling Period, the amount equal to Consolidated Operating Income for such period: (a) plus the following to the extent deducted from Consolidated Operating Income in such period: (i) depreciation and amortization; and (ii) other non-cash charges for such period (including any non-cash losses or negative adjustments under FASB ASC 815 (and any statements replacing, modifying or superseding such statement) as the result of changes in the fair market value of derivatives); (b) minus all non-cash income added to Consolidated Operating Income in such period (including any non-cash gains or positive adjustments under FASB ASC 815 (and any statements replacing, modifying or superseding such statement) as the result of changes in the fair market value of derivatives and any cancellation of indebtedness income to the extent included in Consolidated Operating Income); (c) plus any Material Project EBITDA Adjustments for such period; (d) plus cash distributions received from Joint Venture Interests and Unrestricted Subsidiaries during such period; provided that the aggregate amount of all such cash distributions included pursuant to this clause (d) during any period shall not exceed 20% of the total actual Consolidated EBITDA of the MLP and its Restricted Subsidiaries for such period (which total actual Consolidated EBITDA shall be determined without including any Material Project EBITDA Adjustments or any adjustments in respect of any acquisitions, Investments or dispositions as provided in this definition); and (e) plus any proceeds received from business interruption insurance provided that such proceeds are received during any Rolling Period with respect to an event or events that occurred during such Rolling Period; provided, that, Consolidated EBITDA shall be adjusted from time to time as necessary to give pro forma effect to permitted acquisitions or Investments (other than Joint Venture Interests) or sales or other transfers of property by the MLP and its Restricted Subsidiaries (including any contributions of assets to joint ventures not otherwise prohibited hereby), in each case, as if each such transaction had occurred on the first day of the Rolling Period.

“Consolidated Interest Expense” means, for any period, the sum (determined without duplication) of (a) the consolidated interest expense of the MLP and its Restricted Subsidiaries for such period, whether paid or accrued, determined in accordance with GAAP, and (b) all cash dividend payments or other cash distributions in respect of any series of preferred equity of the MLP or its Restricted Subsidiaries made during such period.

“Consolidated Interest Coverage Ratio” means, for any Rolling Period, the ratio of (a) Consolidated EBITDA for such Rolling Period to (b) Consolidated Interest Expense for such Rolling Period.

“Consolidated Net Worth” means, at any time, an amount equal to the consolidated partners’ equity of the MLP and its Restricted Subsidiaries.

“Consolidated Operating Income” means, as to the MLP and its Restricted Subsidiaries on a consolidated basis for each Rolling Period, the amount equal to gross margin minus operating expenses, general and administrative expenses, depreciation and amortization, and taxes other than income taxes, in each case for such period.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Material Indebtedness” means Indebtedness of the MLP or any Subsidiary of the MLP in an aggregate principal amount exceeding $200,000,000.

“Credit Exposure” means, with respect to any Lender at any time, the outstanding principal amount of such Lender’s Loans at such time.

“Credit Party” means, collectively or individually as the context may require, the Administrative Agent and each Lender.

“DDTL Commitment Expiration Date” means the earliest of (a) April 19, 2021 and (b) the date on which the Delayed Draw Loan Commitments are otherwise terminated pursuant to Section 2.07(b).

“Declined Proceeds” has the meaning assigned to it in Section 2.10(c).

“Declining Lender” has the meaning assigned to it in Section 2.10(c).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning assigned to it in Section 2.11(b).

“Default Right” has the meaning assigned to it in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Delayed Draw Lender” means, as of any date of determination, each Lender having a Delayed Draw Loan Commitment or that holds Delayed Draw Loans.

“Delayed Draw Loan Availability Period” means the period from and including the Effective Date to and including the DDTL Commitment Expiration Date.

“Delayed Draw Loan Commitment” means, as to each Lender, the commitment of such Lender to make Delayed Draw Loans to the Borrower pursuant to Section 2.01(b) in an aggregate principal amount as set forth opposite such Lender’s name on Schedule 2.01 under the caption “Delayed Draw Loan Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time pursuant to assignments by or to such Lender pursuant to Section 2.17 or Section 10.04. The aggregate amount of the Lenders’ Delayed Draw Loan Commitments as of the Effective Date is $250,000,000.

“Delayed Draw Loans” means the loans made by the Delayed Draw Lenders to the Borrower pursuant to Section 2.01(b).

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disposition” means the direct or indirect sale, assignment or other disposition of any property by any Person, including the sale or issuance of any Equity Interest in any subsidiary of such Person.

“Disqualified Institution” means (a) Persons (but excluding any Bona Fide Debt Funds) identified by the Borrower to the Administrative Agent on a list provided to the Administrative Agent in writing prior to the Effective Date, (b) Persons that are reasonably determined by the Borrower to be competitors of the MLP or its Subsidiaries and which are specifically identified by the Borrower on a list provided to the Administrative Agent in writing prior to the Effective Date (as such list may be supplemented from time to time by the Borrower pursuant to clause (c) below), (c) any other Person (other than any financial or investment institution) that is reasonably determined by the Borrower to be a competitor of the MLP or any of its Subsidiaries, which Person has been designated by the Borrower as a “Disqualified Institution” by written notice (a “Disqualified Institution Notice”) to the Administrative Agent and the Lenders not fewer than three (3) Business Days prior to such date, which supplement shall become effective three (3) Business Days after delivery to the Administrative Agent and the Lenders, but which shall not apply retroactively to disqualify any parties that have previously acquired an assignment of any Loans or Commitments and (d) (x) in the case of the foregoing clauses (a), (b) and (c), any of such entities’ Affiliates to the extent such Affiliates (i) are clearly identifiable as Affiliates of such entities based solely on the similarity of such Affiliates’ and such entities’ names and (ii) are not Bona Fide Debt Funds or (y) in the case of the foregoing clauses (b) and (c), any of such entities’ Affiliates (other than any financial or investment institution) to the extent such Affiliates (i) upon reasonable notice to the Administrative Agent after the Effective Date, are identified as Affiliates pursuant to a Disqualified Institution Notice to the Administrative Agent and the Lenders, which supplement shall become effective three (3) Business Days after delivery to the Administrative Agent and the Lenders, but which shall not apply retroactively to disqualify any parties that have previously acquired an assignment of any Loans or Commitments and (ii) are not Bona Fide Debt Funds.

“Dollars” or “$” refers to lawful money of the United States of America.

“DQ List” has the meaning assigned to it in Section 10.04(e).

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the MLP or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interest” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any interests in a limited liability company, and general or limited partnership interests in a partnership, any and all equivalent ownership interests in a Person and any and all warrants, options or other rights to purchase or acquire, directly or indirectly, any of the foregoing. In addition, “Equity Interest” shall include, without limitation, with respect to the Borrower, the limited partner interests of the Borrower and the General Partner Interests and, with respect to the MLP, the Units and the general partner interest of the MLP.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the MLP, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the MLP or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the MLP or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the MLP or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the MLP or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the MLP or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned to it in Article VII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any statute successor thereto.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.17(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.15, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.15(f), and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Bank of New York’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Financial Officer” means with respect to any Person (a) the chief accounting officer, chief financial officer, treasurer or controller of such Person and (b) if such Person is a limited partnership, any of the titles in clause (a) as to any direct or indirect general partner of such Person.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“GAAP” means generally accepted accounting principles in the United States of America.

“General Partner” means NuStar GP, Inc., a Delaware corporation.

“General Partner Interest” means all general partner interests in the Borrower.

“Go-Zone Bond” means any bond issued pursuant to a Go-Zone Bond Indenture.

“Go-Zone Bond Indentures” means, collectively: (a) the Indenture of Trust dated as of June 1, 2008 between Parish of St. James, State of Louisiana and U.S. Bank National Association, as trustee; (b) the Indenture of Trust dated as of July 1, 2010 between Parish of St. James, State of Louisiana and U.S. Bank National Association, as trustee; (c) the Indenture of Trust dated as of October 1, 2010 between Parish of St. James, State of Louisiana and U.S. Bank National Association, as trustee; (d) the Indenture of Trust dated as of December 1, 2010 between Parish of St. James, State of Louisiana and U.S. Bank National Association, as trustee; (e) the Indenture of Trust dated as of August 1, 2011 between Parish of St. James, State of Louisiana and U.S. Bank National Association, as trustee; and (f) any other indenture of trust on the same or substantially the same terms as those contained in the indentures described in the foregoing clauses (a) through (e), provided that the Go-Zone Bonds issued thereunder are for the purpose of financing the acquisition or construction of nonresidential real property to be located in the geographical limits of the Gulf Opportunity Zone as provided in the Gulf Opportunity Zone Act of 2005.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means each of the MLP, NPOP, and each Subsidiary and other Person that from time to time executes and delivers a Subsidiary Guaranty (or becomes a party thereto by executing and delivering a supplement thereto or otherwise), other than any such Person that is released from such Subsidiary Guaranty in accordance with the terms thereof.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hybrid Equity Securities” means, on any date (the “determination date”), any securities issued by the MLP, the Borrower or a financing vehicle of the Borrower or the MLP, other than common stock, that meet the following criteria: (a) the Borrower demonstrates that such securities receive at least 50% equity credit from at least two Nationally Recognized Statistical Rating Organizations (NRSROs) and (b) such securities require no repayments or prepayments and no mandatory redemptions or repurchases, in each case, prior to at least 91 days after the Maturity Date (determined as of the date of issuance thereof). As used in this definition, “mandatory redemption” shall not include conversion of a security into common stock.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments or by any other securities providing for the mandatory payment of money (including, without limitation, preferred stock subject to mandatory redemption or sinking fund provisions other than the Series D Preferred Units), (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding all current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all non-contingent obligations of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all obligations of such Person with respect to any arrangement, directly or indirectly, whereby such Person or its Subsidiaries shall sell or transfer any material asset, and whereby such Person or any of its Subsidiaries shall then or immediately thereafter rent or lease as lessee such asset or any part thereof and (l) all Securitization Obligations. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a) hereof, Other Taxes.

“Indenture” means the NuStar Logistics Indenture.

“Information” has the meaning assigned to it in Section 10.12.

“Initial Lenders” means the Lenders signatory to this Agreement as of the Effective Date, and any Affiliate or Approved Fund of any such Lender.

“Initial Loan Lender” means, as of any date of determination, each Lender having an Initial Loan Commitment or that holds Initial Loans.

“Initial Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans as to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount as set forth opposite such Lender’s name on Schedule 2.01 under the caption “Initial Loan Commitment”. The aggregate amount of the Lenders’ Initial Loan Commitments as of the Effective Date is $500,000,000.

“Initial Loan Funding Date” means the date the Initial Loans are funded pursuant to the terms of this Agreement.

“Initial Loans” means the loans made by the Lenders to the Borrower pursuant to Section 2.01(a).

“Initial Net Proceeds” means the initial $250,000,000 in the aggregate of Net Proceeds received by the MLP or a Restricted Subsidiary since the Effective Date on account of Asset Sale Mandatory Prepayment Events.

“Interest Payment Date” means the last day of each March, June, September and December.

“Investment” means, as applied to any Person, (a) any direct or indirect purchase or other acquisition by such Person of any Equity Interests in any other Person, (b) any direct or indirect loan, advance or capital contribution by such Person to any other Person, including all Indebtedness and receivables from such other Person which are not current assets or did not arise from sales to such other Person in the ordinary course of business, (c) any Swap Agreement entered into by such Person other than Permitted Swap Agreements and (d) any direct or indirect purchase or other acquisition by such Person of all or substantially all of the property and assets or business of another Person or assets that constitute a business unit, line of business or division of another Person. In addition, a letter of credit issued on behalf or for the benefit of any Joint Venture Interest or any Unrestricted Subsidiary shall constitute an “Investment” in such Joint Venture Interest or such Unrestricted Subsidiary for the purposes hereof. The amount of any Investment described in clause (c) above shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Swap Agreement were terminated at such time.

“IRS” means the United States Internal Revenue Service.

“Joint Venture Interest” means an acquisition of or Investment in Equity Interests in another Person, held directly or indirectly by the MLP, that will not be a Subsidiary after giving effect to such acquisition or Investment.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lender Fee Letter” means the Fee Letter, dated as of the date hereof, between the Lenders and the Borrower.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lending Office” means, with respect to any Lender, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated in a written notice thereof submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans are to be made and maintained.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidity” means, as of any date of determination, the sum of (a) the unused “Commitments” (as defined under the Revolving Credit Agreement) on such date and (b) the aggregate amount of Unrestricted Cash on such date.

“Loan Documents” means this Agreement, the Subsidiary Guaranty, the Administrative Agent Fee Letter, the Lender Fee Letter and any promissory notes issued pursuant to Section 2.08(d), as each such agreement may be amended, supplemented or otherwise modified from time to time as permitted hereby, and any and all instruments, certificates, or other agreements delivered in connection with the foregoing.

“Loan Party” means each of the Borrower and each Guarantor.

“Loans” means the Initial Loans and Delayed Draw Loans.

“LTIP” means any equity incentive compensation plan(s) as have been or may be adopted by the MLP or any Restricted Subsidiary.

“Make-Whole Amount” shall be a cash amount equal to the present value of interest then accruing pursuant to Section 2.11 on the principal amount of the Loans to be repaid, prepaid or accelerated from the date of such repayment, prepayment or acceleration through the eighteen (18) month anniversary of the Initial Loan Funding Date, such present value to be computed using a discount rate equal to the Treasury Rate plus 50 basis points discounted to the repayment, prepayment or acceleration date applied on the same periodic basis as that on which interest on the Loans is payable (assuming a 360-day year consisting of twelve 30-day months). For the avoidance of doubt, after the eighteenth (18th) month anniversary of the Initial Loan Funding Date, the Make-Whole Amount shall be zero (0).

“Mandatory Prepayment Event” means any of the following:

(a)    any Asset Sale Mandatory Prepayment Event;

(b)    the issuance of any Equity Interests by the MLP or any of its Restricted Subsidiaries, other than (i) in the case of the issuance of any Equity Interests by any Restricted Subsidiary, any issuance to MLP or a Restricted Subsidiary and (ii) any issuances of Equity Interests in the MLP pursuant to any LTIP; or

(c)    the incurrence by the MLP or any of its Restricted Subsidiaries of any Indebtedness for borrowed money, other than any Indebtedness for borrowed money permitted under Section 6.01(a)(i), (ii), (iii), (iv) or (v).

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition (financial or otherwise) of the MLP and its Restricted Subsidiaries (including the Borrower) taken as a whole, (b) the ability of the MLP, the Borrower or any Guarantor to perform any of their obligations under this Agreement or any other Loan Document or (c) the rights of or benefits available to the Lenders under this Agreement or any other Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of the MLP and its Restricted Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the MLP or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Swap Agreement were terminated at such time.

“Material Project” means each new pipeline, storage facility, processing plant or other capital expansion project wholly owned by the MLP or its Restricted Subsidiaries, the construction of which commenced after November 30, 2010 and that has a budgeted capital cost exceeding $25,000,000.

“Material Project EBITDA Adjustments” means, with respect to each Material Project, (a) for any Rolling Period ending on or prior to the last day of the fiscal quarter during which the Material Project is completed, a percentage (based on the then-current completion percentage of the Material Project) of an amount determined by the Borrower as the projected Consolidated EBITDA attributable to such Material Project and designated in a certificate of a Responsible Officer of the Borrower as described in the next sentence of this definition (such amount to be determined by the Borrower in good faith and in a commercially reasonable manner based on contracts relating to such Material Project, the creditworthiness of the other parties to such contracts and projected revenues from such contracts, capital costs and expenses, scheduled completion, and other similar factors deemed appropriate by the Borrower) shall be added to actual Consolidated EBITDA for the MLP and its Restricted Subsidiaries for the fiscal quarter in which construction of such Material Project commences and for each fiscal quarter thereafter until completion of the Material Project (net of any actual Consolidated EBITDA attributable to such Material Project following its completion); provided that, if construction of the Material Project is not completed by the scheduled completion date, then the foregoing amount shall be reduced by the following percentage amounts depending on the period of delay for completion (based on the period of actual delay or then-estimated delay, whichever is longer): (i) longer than 90 days, but not more than 180 days, 25%, (ii) longer than 180 days but not more than 270 days, 50%, and (iii) longer than 270 days, 100%; and (b) for each Rolling Period ending on the last day of the first, second and third fiscal quarters, respectively, immediately following the fiscal quarter during which the Material Project is completed, an amount equal to the projected Consolidated EBITDA attributable to the Material Project for the period from but excluding the end of such Rolling Period through and including the last day of the fourth fiscal quarter following the fiscal quarter during which the Material Project is completed shall be added to Consolidated EBITDA for such Rolling Period (net of any actual Consolidated EBITDA attributable to the Material Project for the period from and including the date of completion through and including the last day of the fiscal quarter during which the Material Project is completed). Notwithstanding the foregoing, (i) no such additions shall be allowed with respect to any Material Project unless the Borrower shall have delivered to the Administrative Agent and the Lenders a certificate of a Responsible Officer of the Borrower certifying as to the amount determined by the Borrower as the projected Consolidated EBITDA attributable to such Material Project, together with a reasonably detailed explanation of the basis therefor and such other information and documentation as the Administrative Agent or any Lender may reasonably request, such certificate, explanation and other information and documentation delivered by the Borrower shall be deemed in form and substance satisfactory to the Administrative Agent and the Required Lenders unless the Administrative Agent or the Required Lenders object thereto within 10 Business Days after receipt thereof, and (ii) the aggregate amount of all Material Project EBITDA Adjustments during any period shall be limited to 20% of the total actual Consolidated EBITDA of the MLP and its Subsidiaries for such period (which total actual Consolidated EBITDA shall be determined without including any Material Project EBITDA Adjustments or any adjustments in respect of any acquisitions, Investments or dispositions as provided in the definition of Consolidated EBITDA).

“Material Subsidiary” means, with respect to the MLP, any Restricted Subsidiary that meets any of the following conditions: (i) the MLP’s and its other Restricted Subsidiaries’ equity in the income from continuing operations before interest expense and all income taxes of such Restricted Subsidiary exceeds 10% of such income of the MLP and its Restricted Subsidiaries consolidated for the most recently completed fiscal year or (ii) the MLP’s and its other Restricted Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of such Restricted Subsidiary exceeds 10% of the total assets of the MLP and its Restricted Subsidiaries consolidated as of the end of the most recently completed fiscal year.

“Maturity Date” means April 19, 2023.

“Maximum Rate” has the meaning assigned to it in Section 10.14.

“MLP” means NuStar Energy L.P., a Delaware limited partnership.

“MLP Obligations” means the collective reference to (i) the Borrower Obligations and (ii) all obligations and liabilities of the MLP which may arise under or in connection with any Loan Document to which the MLP is a party, in each case whether on account of guarantee obligations, reimbursement obligations, loan obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to any Credit Party under any Loan Document).

“Moody’s” means Moody’s Investors Service, Inc. (or any successor rating organization).

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA, to which the MLP or any ERISA Affiliate makes or is obligated to make contributions.

“Net Proceeds” means, with respect to any event (a) the cash proceeds received in respect of such event net of (b) the sum of (i) reasonable, documented and out-of-pocket attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer Taxes, deed or mortgage recording Taxes, other customary expenses and brokerage, consultant and other customary fees incurred in connection therewith, (ii) in the case of a Disposition of an asset, the amount of (A) all payments (including all premium or penalty, if any, interest and other amounts) required to be made as a result of such Disposition to repay Indebtedness (other than Loans) secured by such asset, (B) all legal, title and recording expense required to be accrued as a liability under GAAP as a consequence of such Disposition, (C) any portion of the purchase price from such Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Disposition or otherwise in connection with such Disposition (provided that any such escrow shall be considered “Net Proceeds” at any time any such escrow is terminated), (D) all amounts paid for the early termination of Swap Agreements required as a result of such Disposition, and (E) in the case of any Disposition event by a non-wholly owned Restricted Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (E)) attributable to minority interests and not available for distribution to or for the account of the MLP or a wholly owned Restricted Subsidiary as a result thereof, (iii) the amount of all Taxes paid or reasonably estimated to be payable by the MLP or its Subsidiaries in connection with such event (net of any tax refunds), (iv) the amount of any reasonable reserves set aside in accordance with GAAP or otherwise placed into escrow established to fund contingent liabilities (including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations) estimated in good faith by a Financial Officer to be payable that are attributable to such event (provided that any such reserves or escrow shall be considered “Net Proceeds” at any time any such reserve is released or escrow terminated), (v) any mandatory prepayment required under Section 6.04(j)(ii) of the Revolving Credit Agreement as in effect on the Effective Date in connection with any Go-Zone Bonds and (vi) with respect to the incurrence of any Indebtedness by the MLP or any Restricted Subsidiary in accordance with this Agreement exclusively for the purpose of refinancing the Go-Zone Bonds, the proceeds of any such Indebtedness (net of the sum of reasonable, documented and out-of-pocket attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer Taxes, deed or mortgage recording Taxes, other customary expenses and brokerage, consultant and other customary fees incurred in connection therewith) that are used exclusively to repay, prepay or refinance any outstanding Go-Zone Bonds pursuant to the Go-Zone Bond Indentures and the agreements entered into in connection therewith, so long as such Indebtedness shall (w) not have a maturity date, any amortization payments or any other scheduled principal payments earlier than April 19, 2024, (x) not have an “All-In Yield” that is greater than the “All-In Yield” of the Loans, (y) have no obligors other than the MLP, Borrower and Subsidiary Guarantors and (z) be in a principal amount no greater than the principal amount of the Go-Zone Bonds repaid, prepaid or refinanced with such Indebtedness. For the avoidance of doubt, no Net Proceeds will be generated from the receipt of any cash proceeds by the MLP or any Subsidiary thereof arising from any remarketing or refinancing of Go-Zone Bonds (i) as a result of a change in the type of “Interest Period” (as defined in each Go-Zone Bond Indenture) to any “Long Term Period” (as defined in each Go-Zone Bond Indenture) or (ii) in relation to any other “Mandatory Purchase Date” (as defined in each Go-Zone Bond Indenture) which results in the Go-Zone Bonds continuing to exist in an aggregate principal amount not to exceed the total aggregate principal amount of the Go-Zone Bonds as of the date of this Agreement (as reduced by any permanent cancellations of the Go-Zone Bonds since the date of this Agreement).

“NPOP” means NuStar Pipeline Operating Partnership L.P., a Delaware limited partnership.

“NuStar GP” means NuStar GP, LLC, a Delaware limited liability company.

“NuStar Logistics Indenture” means that certain Indenture dated as of July 15, 2002 among the MLP, the Borrower and Wells Fargo Bank, National Association (the “NuStar Logistics Trustee”), as amended and supplemented by a Third Supplemental Indenture dated as of July 1, 2005, a Fourth Supplemental Indenture thereto dated as of April 4, 2008, a Fifth Supplemental Indenture thereto dated as of August 12, 2010, a Sixth Supplemental Indenture thereto dated as of February 2, 2012, a Seventh Supplemental Indenture thereto dated as of August 19, 2013, an Eighth Supplemental Indenture thereto dated as of April 28, 2017, by and among the Borrower, the MLP as guarantor, NPOP, as affiliate guarantor and the NuStar Logistics Trustee and a Ninth Supplemental Indenture thereto dated as of May 22, 2019.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the average rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from three (3) federal funds broker of recognized standing selected by it; provided further that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Operating Lease” of any Person means any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, in respect of which the obligations of such Person to pay rent or other amounts thereunder would not have been required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP as in effect on March 28, 2018 (for purposes hereof, regardless of whether such lease was in existence on March 28, 2018).

“Ordinary Course Dispositions” has the meaning assigned to it in the definition of “Asset Sale Mandatory Prepayment Event”.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Participant” has the meaning assigned to it in Section 10.04(c).

“Participant Register” has the meaning assigned to it in Section 10.04(c).

“Partnership Agreement (Borrower)” means the Second Amended and Restated Agreement of Limited Partnership of the Borrower (f/k/a Shamrock Logistics Operations, L.P.) dated as of April 16, 2001, as amended, modified and supplemented from time to time in accordance herewith.

“Partnership Agreement (MLP)” means the Eighth Amended and Restated Agreement of Limited Partnership of the MLP dated as of July 20, 2018, as amended, modified and supplemented from time to time in accordance herewith.

“Patriot Act” has the meaning assigned to it in Section 10.15.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a)    Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)    judgment liens in respect of judgments that do not constitute an Event of Default under clause (j) of Article VII;

(f)    easements, zoning restrictions, rights-of-way, minor irregularities in title, boundaries, or other survey defects, servitudes, permits, reservations, exceptions, zoning regulations, conditions, covenants, mineral or royalty rights or reservations or oil, gas and mineral leases and rights of others in any property of the MLP or any Subsidiary for streets, roads, bridges, pipes, pipe lines, railroads, electric transmission and distribution lines, telegraph and telephone lines, the removal of oil, gas or other minerals or other similar purposes, flood control, water rights, rights of others with respect to navigable waters, sewage and drainage rights and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the MLP or any Subsidiary; provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness; and

(g)    Liens securing an obligation of a third party neither created, assumed nor Guaranteed by the MLP or any Subsidiary upon lands over which easements or similar rights are acquired by the MLP or any Subsidiary in the ordinary course of business of the MLP or any Subsidiary.

“Permitted Investments” means:

(a)    direct obligations of, or obligations of which the principal and interest are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)    investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a short term deposit rating of no lower than A2 or P2, as such rating is set forth by S&P or Moody’s, respectively;

(c)    investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)    fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)    investments in short term debt obligations of an issuer rated at least BBB by S&P’s or Baa2 by Moody’s, and maturing within 30 days from the date of acquisition, in an aggregate amount not to exceed $50,000,000 at any time.

“Permitted Swap Agreements” has the meaning assigned to it in Section 6.05.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the MLP or any ERISA Affiliate contributes or has an obligation to contribute and is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Pro Forma Compliance” means, for any date of determination, that the MLP is in pro forma compliance with (i) the Consolidated Debt Coverage Ratio covenant set forth in Section 6.11, as such ratio is recomputed using (a) Consolidated Debt as of the last day of the most recently ended fiscal quarter of the MLP for which financial statements have been delivered pursuant to Section 5.01(a) or Section 5.01(b) plus any additional Indebtedness incurred pursuant to Section 6.01(a)(i) and Section 6.01(a)(vi) since such last day (giving effect to any repayments and prepayments of Indebtedness since such last day) over (b) Consolidated EBITDA for the then most recent Rolling Period for which financial statements have been delivered pursuant to Section 5.01(a) or Section 5.01(b) and (ii) the Consolidated Interest Coverage Ratio covenant set forth in Section 6.12, as such ratio is recomputed using (a) Consolidated EBITDA for the then most recent Rolling Period for which financial statements have been delivered pursuant to Section 5.01(a) or Section 5.01(b) over (b) Consolidated Interest Expense for the then most recent Rolling Period for which financial statements have been delivered pursuant to Section 5.01(a) or Section 5.01(b), determined on a pro forma basis as if any Indebtedness incurred since the last day of such Rolling Period and any Indebtedness incurred on such date of determination, and the application of proceeds therefrom (including any repayments and prepayments of Indebtedness with such proceeds), had occurred at the beginning of such Rolling Period. For the avoidance of doubt, for this purpose, Consolidated EBITDA shall be adjusted to give pro forma effect to permitted acquisitions or Investments (other than Joint Venture Interests) or sales of property by the MLP and its Restricted Subsidiaries as if such transactions had occurred on the first date of such Rolling Period. For the avoidance of doubt, for purposes of determining Pro Forma Compliance hereunder, in no event shall Consolidated Debt be reduced by the Available Cash Netting Amount.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 10.18.

“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.

“Redemption” means with respect to any Indebtedness, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value of such Indebtedness. “Redeem” has the correlative meaning thereto.

“Register” has the meaning assigned to it in Section 10.04(b)(iv).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective partners, trustees, administrators, directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Amendment” has the meaning assigned to it in Section 10.02(c).

“Required Lenders” means, at any time, Lenders having Credit Exposures and unused Commitments representing greater than 50% of the sum of the total Credit Exposures and unused Commitments of all Lenders at such time.

“Responsible Officer” means, as to any Person (a) the Chief Executive Officer, the President, any Financial Officer or any Vice President of such Person and (b) if such Person is a limited partnership, any of the titles in clause (a) as to any direct or indirect general partner of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower (or any direct or indirect general partner of the Borrower).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property, with the exception of a Unit split, combination, or dividend, in each case so long as the only consideration paid in connection therewith is an in-kind payment of additional Units) with respect to any Equity Interest of the MLP or any Subsidiary, or any payment (whether in cash, securities or other property, with the exception of a Unit split, combination, or dividend, in each case so long as the only consideration paid in connection therewith is an in-kind payment of additional Units), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest of the MLP or any option, warrant or other right to acquire any such Equity Interest of the MLP.

“Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary. For the avoidance of doubt, the Borrower is a Restricted Subsidiary of the MLP, the Borrower may not be an Unrestricted Subsidiary and each Subsidiary that is a Guarantor must be a Restricted Subsidiary.

“Revolving Administrative Agent” means the “Administrative Agent” (as defined in the Revolving Credit Agreement).

“Revolving Credit Agreement” means that certain Amended and Restated 5-Year Credit Agreement, by and among the Borrower, NuStar Energy L.P., JPMorgan Chase Bank, N.A., as administrative agent thereunder, and the Lenders and other parties thereto from time to time (as amended, restated, amended and restated, supplemented, refinanced or replaced or otherwise modified from time to time to the extent constituting a credit agreement exclusively in respect of a revolving credit facility and letters of credit).

“Revolving Issuing Bank” means the “Issuing Banks” (as defined in the Revolving Credit Agreement).

“Revolving Lenders” means the “Lenders” (as defined in the Revolving Credit Agreement).

“Riverwalk Logistics” means Riverwalk Logistics, L.P., a Delaware limited partnership.

“Rolling Period” means any period of four consecutive fiscal quarters.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business.

“Sanctioned Country” means, at any time, a country or territory which is itself, or whose government is, the subject or target of any Sanctions broadly restricting or prohibiting dealing with such country, territory or government (at the time of this Agreement, Cuba, Iran, North Korea, Venezuela, Syria and the Crimea region of Ukraine).

“Sanctioned Person” means, at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the United States (including by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce), or by the United Nations Security Council, the European Union or any EU member state, or Her Majesty’s Treasury, (b) any Person located, operating, organized or resident in a Sanctioned Country or (c) any Person directly or indirectly owned or controlled by any such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes or restricted measures imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Securitization Entity” means any Person engaged solely in the business of effecting Securitization Transactions and related activities.

“Securitization Obligations” has the meaning given such term in the definition of Securitization Transaction.

“Securitization Transaction” means any transaction in which the Borrower or a Restricted Subsidiary sells or otherwise transfers accounts receivable or other rights to payment (whether existing or arising in the future) and assets related thereto (a) to one or more purchasers or (b) to a special purpose entity that (i) borrows under a loan secured by or issues securities payable from such accounts receivable or other rights to payment (or undivided interests therein) and related assets or (ii) sells or otherwise transfers such accounts receivable or other rights to payment (or undivided interests therein) and related assets to one or more purchasers, whether or not amounts received in connection with the sale or other transfer of such accounts receivable or other rights to payment and related assets to an entity referred to in clause (a) or (b) above would under GAAP be accounted for as liabilities on a consolidated balance sheet of the Borrower. The amount of any Securitization Transaction (“Securitization Obligations”) shall be deemed at any time to be (1) the aggregate outstanding principal or stated amount of the borrowings or securities in connection with the transactions referred to in clause (b)(i) of the preceding sentence; (2) the outstanding amount of capital invested in or unrecovered outstanding purchase price paid in connection with a transaction referred to in clause (b)(ii) of the preceding sentence; or (3) if there shall be no such principal or stated amount or outstanding capital invested or unrecovered purchase price, the uncollected amount of the accounts receivable transferred to such purchaser(s) pursuant to such Securitization Transaction net of any such accounts receivable that have been written off as uncollectible and any discount in the purchase price thereof.

“Series D Preferred Units” means the MLP’s Series D Cumulative Convertible Preferred Units representing limited partner interests in the MLP issued or to be issued pursuant to the Partnership Agreement (MLP).

“Solvent” means, as to any Person as of any date of determination, that on such date (a) the fair value of the assets of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts, including contingent debts, as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities, including contingent debts and liabilities, beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Standard Ratio” has the meaning given such term in Section 6.11.

“Subject Borrower Indebtedness” means Indebtedness of the Borrower arising under (i) the Revolving Credit Agreement, (ii) the 2020 Notes, (iii) the 2021 Notes or (iv) the 2022 Notes.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means: (a) with respect to the MLP, any subsidiary of the MLP (including the Borrower) and (b) with respect to the Borrower, any subsidiary of the Borrower.

“Subsidiary Guaranty” means any guaranty executed and delivered pursuant to Section 5.11, including the Subsidiary Guaranty Agreement substantially in the form of Exhibit D, as from time to time amended, modified, or supplemented.

“Supported QFC” has the meaning assigned to it in Section 10.18.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the MLP or the Subsidiaries shall be a Swap Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Capitalization” means, at the date of any determination thereof, the sum of (a) all Indebtedness of the MLP and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP plus (b) Consolidated Net Worth.

“Trade Date” has the meaning assigned to it in Section 10.04(e).

“Transactions” means the execution, delivery and performance by the Borrower and the MLP of this Agreement, the borrowing of Loans and the use of the proceeds thereof, the execution, delivery and performance by each Subsidiary of the MLP that is a Guarantor of the Subsidiary Guaranty and the payment of fees and expenses incurred in connection with the foregoing.

“Treasury Rate” means the yield to maturity at a time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two (2) Business Days prior to the prepayment date or acceleration date, as the case may be (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the applicable prepayment or acceleration date to the eighteenth (18th) month anniversary of the Initial Loan Funding Date, provided, however, that if the period from the applicable prepayment or acceleration date to the eighteenth (18th) month anniversary of the Initial Loan Funding Date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of 1 year shall be used.

“Units” means the common units of limited partner interests in the MLP.

“Unrestricted Cash” means, as of any date of determination, cash or Permitted Investments of the Borrower or any of its Restricted Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Borrower or any of its Restricted Subsidiaries on such date (it being understood that cash or Permitted Investments subject to a control agreement in favor of any Person other than the Administrative Agent, any Lender, the Revolving Administrative Agent or any Revolving Lender shall be deemed “restricted”), but only to the extent that such cash and Permitted Investments are held in accounts with financial institutions in any jurisdiction located within the United States of America (or, to the extent any Permitted Investments are in physical form, only to the extent such Permitted Investments are located within the United States of America).

“Unrestricted Subsidiary” means any Subsidiary (other than the Borrower or any Guarantor) designated as such on Schedule 3.12 or which the Borrower has designated in writing to the Administrative Agent to be an Unrestricted Subsidiary pursuant to Section 6.10(b).

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Wholly-Owned Subsidiary” means, in respect of any Person, any subsidiary of such Person, all of the Equity Interests of which (other than director’s qualifying shares, as may be required by law) is owned by such Person, either directly or indirectly through one or more Wholly-Owned Subsidiaries of such Person. Unless otherwise indicated herein, each reference to the term “Wholly-Owned Subsidiary” shall mean a Wholly-Owned Subsidiary of the MLP.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02    Reserved.

Section 1.03    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. If any action hereunder is to be taken on a day that is not a Business Day, then such action shall be taken on the Business Day immediately following such day.

Section 1.04    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of MLP, the Borrower or any Subsidiary at “fair value”, as defined therein.

Section 1.05    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

The Loans

Section 2.01    Commitments.

(a)    Subject to the terms and conditions set forth herein, each Initial Loan Lender agrees to make Initial Loans in Dollars to the Borrower on the Initial Loan Funding Date in an aggregate principal amount that will not result in (i) such Initial Loan Lender’s Initial Loans exceeding such Lender’s Initial Commitment or (ii) the aggregate principal amount of all Initial Loans exceeding the aggregate Initial Loan Commitments of all Initial Loan Lenders.

(b)    Subject to the terms and conditions set forth herein, each Delayed Draw Lender agrees to make Delayed Draw Loans to the Borrower in Dollars from time to time during the Delayed Draw Loan Availability Period in an aggregate principal amount that will not result in (i) such Delayed Draw Lender’s Delayed Draw Loans exceeding such Delayed Draw Lender’s Delayed Draw Loan Commitment or (ii) the aggregate principal amount of all Delayed Draw Loans exceeding the aggregate Delayed Draw Loan Commitments of all Delayed Draw Lenders.

(c)    Amounts repaid or prepaid in respect of the Loans may not be reborrowed.

Section 2.02    Loans. (a) Each Loan shall be made by the Lenders ratably in accordance with their respective Initial Commitments or Delayed Draw Loan Commitments, as applicable. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)    All Loans shall be denominated in Dollars. Each borrowing of Delayed Draw Loans shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $50,000,000. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

Section 2.03    Requests for Loans. To request a Loan, the Borrower shall notify the Administrative Agent of such request in writing not later than (a) with respect to the Initial Loans, 12:00 p.m., New York City time one (1) Business Day prior to the Initial Loan Funding Date and (b) with respect to any Delayed Draw Loans, 12:00 p.m., New York City time at least sixty (60) days prior to the proposed date of Delayed Draw Loan borrowings. Each Borrowing Request shall be irrevocable and shall be delivered promptly by hand delivery or email to the Administrative Agent and signed by the Borrower. Each Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)    the aggregate amount of the requested Loan;

(ii)    the date of such Loan, which shall be a Business Day; and

(iii)    the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Loan.

Section 2.04    Reserved.

Section 2.05    Funding of Loans. Promptly following receipt of any written Borrowing Request, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Loan. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof solely by wire transfer of immediately available funds, by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. Upon receipt of all funds, the Administrative Agent will make such Loans available to the Borrower by promptly transferring by wire the amounts so received, in like funds, to the account of the Borrower designated by the Borrower in the applicable Borrowing Request.

Section 2.06    Reserved.

Section 2.07    Termination and Reduction of Commitments.

(a)    The Initial Loan Commitments shall terminate on the Initial Loan Funding Date immediately after the funding of the Initial Loans. Unless previously terminated, the Delayed Draw Loan Commitments shall terminate on the DDTL Commitment Expiration Date; provided that, on the date of each borrowing of Delayed Draw Loans, the portion of the Delayed Draw Loan Commitments being funded pursuant to such borrowing shall terminate immediately after the funding of such Delayed Draw Loans.

(b)    The Borrower may at any time terminate, or from time to time reduce, the Delayed Draw Loan Commitments; provided that each partial reduction of the Delayed Loan Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $50,000,000; provided, further that concurrently with any such termination, the commitment fee payable pursuant to the Lender Fee Letter shall be paid in full.

(c)    The Borrower shall notify the Administrative Agent in writing of any election to terminate or reduce the Delayed Draw Loan Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Delayed Draw Loan Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions specified therein, in which case, such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Delayed Draw Loan Commitments shall be permanent. Each reduction of the Delayed Draw Loan Commitments shall be made ratably among the Delayed Draw Lenders in accordance with their respective Delayed Draw Loan Commitments.

Section 2.08    Repayment of Loans; Evidence of Debt. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

(a)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(c)    The entries made in the accounts maintained pursuant to clauses (a) or (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement; provided further that in the event of a conflict between the accounts maintained pursuant to clauses (a) or (b) of this Section, the accounts maintained by the Administrative Agent shall govern.

(d)    Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times be represented by one or more promissory notes in such form.

Section 2.09    Voluntary Prepayment of Loans; Applicable Premium; Asset Sale Prepayment Premium.

(a)    The Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part, subject to prior notice in accordance with clause (b) of this Section.

(b)    The Borrower shall notify the Administrative Agent by in writing (which may be in the form of an electronic communication) of any prepayment made under this Section 2.09 not later than 11:00 a.m., New York City time, one (1) Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Loan or portion thereof to be prepaid; provided that a notice of voluntary prepayment of a Loan delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions specified therein, in which case, such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Loan, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Loan shall be in an amount that would be permitted in the case of an advance of a Loan as provided in Section 2.01. Each prepayment of a Loan shall be applied ratably to the Loans. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11, together with any Applicable Premium (including any Make-Whole Amount).

(c)    (i) To the extent any prepayment of Loans is made pursuant to this Section 2.09 or Section 2.10 prior to the Maturity Date or an acceleration of the Loans occurs prior to the Maturity Date, concurrently with such prepayment or acceleration, the Borrower shall pay to the Administrative Agent (for the benefit of each Lender): (x) with respect to a mandatory prepayment offer made pursuant to Section 2.10 with the Initial Net Proceeds, the Asset Sale Prepayment Premium and (x) with respect to any other prepayment or repayment offer (whether voluntary or mandatory) or acceleration, the Applicable Premium (including any Make-Whole Amount).

(ii)    The Applicable Premium (determined by the Borrower, subject to the approval of the Required Lenders (not to be unreasonably withheld), in the case of an acceleration, as if the Loans were repaid at the time of such acceleration at the option of the Borrower pursuant to this Section 2.09) shall become immediately due and payable, and Borrower will pay such premium, as compensation to the Lenders for the loss of their investment opportunity and not as a penalty, whether or not a Bankruptcy Event has commenced, and (if a Bankruptcy Event has commenced) without regard to whether such Bankruptcy Event is voluntary or involuntary, or whether payment occurs pursuant to a motion, plan of reorganization, or otherwise, and without regard to whether the Loans and other Borrower Obligations are satisfied or released by foreclosure (whether or not by power of judicial proceeding), deed in lieu of foreclosure or by any other means. Without limiting the foregoing, any redemption, prepayment, repayment, or payment of the Borrower Obligations in or in connection with a Bankruptcy Event shall constitute an optional prepayment thereof under the terms of this Section 2.09 and require the immediate payment of the Applicable Premium. Any Applicable Premium payable pursuant to this Section 2.09(c) shall be presumed to be the liquidated damages sustained by each Lender as the result of the redemption and/or acceleration of its Loans and the Borrower agrees that it is reasonable under the circumstances in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. Any Applicable Premium shall be in addition to, and not in lieu of, all principal payments and other amount due pursuant to this Agreement.

Section 2.10    Mandatory Prepayments.

(a)    If the MLP or any of its Restricted Subsidiaries receives Net Proceeds from any Mandatory Prepayment Event, the Borrower shall prepay or, with respect to Asset Sale Mandatory Prepayment Events, offer to prepay (or cause to be prepaid or, with respect to Asset Sale Mandatory Prepayment Events, offered to be prepaid) on or prior to the date which is three (3) Business Days after the date of the receipt by the MLP or any Restricted Subsidiary of such Net Proceeds, an aggregate principal amount of Loans in an amount equal to 100% of the Net Proceeds received, together with any accrued but unpaid interest thereon and the Applicable Premium or the Asset Sale Prepayment Premium thereon, as applicable.

(b)    With respect to any prepayment required to be made under this Section 2.10 other than as a result of an Asset Sale Mandatory Prepayment Event, the Borrower shall notify the Administrative Agent by telephone (confirmed by electronic communication) of any prepayment required to be made pursuant to Section 2.10(a) not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment, including any Applicable Premium. Promptly following receipt of any such notices, the Administrative Agent shall provide a copy thereof to the Lenders.

(c)    With respect to any prepayment offer required to be made under this Section 2.10 as a result of an Asset Sale Mandatory Prepayment Event, the Borrower shall deliver a written notice to the Administrative Agent and each Lender at least ten (10) Business Days prior to consummation of such Asset Sale Mandatory Prepayment Event, detailing (in a level of detail reasonably satisfactory to the Lenders) the intended use of the Net Proceeds of such Asset Sale Mandatory Prepayment Event, the date of such prepayment and a reasonably detailed calculation of the amount of such prepayment, including any Applicable Premium and any Asset Sale Prepayment Premium, as applicable, thereon. Each Lender will have the right to refuse such offer of prepayment by giving written notice of such refusal to the Administrative Agent within ten (10) Business Days after such Lender’s receipt of such notice from the Administrative Agent of such offer of prepayment (such refused amounts, the “Declined Proceeds” and any Lender that so refuses, a “Declining Lender”). With respect to any Asset Sale Mandatory Prepayment Event in respect of Initial Net Proceeds, any Lender who fails to send such written notice within such ten (10) Business Day period shall be deemed to have rejected the offer and with respect to any Asset Sale Mandatory Prepayment Event in respect of any other Net Proceeds, any Lender who fails to send such written notice within such ten (10) Business Day period shall be deemed to have accepted the offer. Notwithstanding anything to the contrary, the Borrower may at any time during such ten (10) Business Day period provided for in this clause (c) provide a notice to the Administrative Agent and the Lenders that the proposed Asset Sale Mandatory Prepayment Event has been canceled.

(d)    On the date of the prepayment required by Section 2.10(a), (b) or (c), the Borrower shall make all such prepayments (other than any Declined Proceeds) from the Net Proceeds received from the applicable Mandatory Prepayment Event. Any Declined Proceeds shall not be subject to any mandatory prepayment, Applicable Premium or Asset Sale Prepayment Premium, and may be used by the Borrower or its Subsidiaries and Affiliates for the purposes set forth in the notice described in clause (c) above, provided that such purposes constitute working capital and general corporate purposes (including, without limitation, to repay or repurchase other Indebtedness).

(e)    Other than as expressly provided for in clause (c) above in respect of any Declining Lender, each prepayment required to be made pursuant to Section 2.10(a), (b) or (c) shall be paid to ratably to the Lenders.

Section 2.11    Interest. (a) The Loans shall bear interest at the Applicable Rate.

(b)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the rate applicable to Loans as provided in clause (a) of this Section (the “Default Rate”).

(c)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date and on the Maturity Date; provided that (i) interest accrued pursuant to clause (b) of this Section shall be payable on demand and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(d)    All interest hereunder shall be computed on the basis of a year of 360 days, and in each case, shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.12    Fees.

(a)    The Borrower agrees to pay to each Delayed Draw Lender a commitment fee, payable in the amounts and at the times separately agreed between the Borrower and such Delayed Draw Lender.

(b)    The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(c)    All fees payable hereunder shall be paid in Dollars on the dates due, in immediately available funds. Fees paid shall not be refundable under any circumstances.

Section 2.13    Increased Costs. (a) If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender; or

(ii)    impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement; or

(iii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)    If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)    A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in clause (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.14    Reserved.

Section 2.15    Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.15) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)    Payment of Other Taxes by the Borrower. The Borrower and the other Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c)    Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.15, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)    Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (e).

(f)    Status of Lenders.

(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.15(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 (or any applicable successor form) certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any applicable successor form) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any applicable successor form) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)    in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, executed originals of IRS Form W-8ECI (or any applicable successor form);

(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any applicable successor form); or

(4)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E (or any applicable successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-3 or Exhibit E-4, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.15 (including by the payment of additional amounts pursuant to this Section 2.15), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.15 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)    Survival. Each party’s obligations under this Section 2.15 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)    Defined Terms. For purposes of this Section 2.15, the term “applicable law” includes FATCA.

Section 2.16    Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Section 2.13 or Section 2.15, or otherwise) on the date when due, in immediately available funds, without set-off or counterclaim, to the account of the Administrative Agent as designated in writing from time to time to the Borrower for such purpose, prior to 12:00 noon, New York City time. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent, except that payments pursuant to Section 2.13, Section 2.15 and Section 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person in like funds to the appropriate recipient, for the account of its applicable Lending Office, promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees (including, without limitation, the commitment fee payable pursuant to the Lender Fee Letter) then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (ii) second, towards payment of any Applicable Premium (including any Make-Whole Amount) or Asset Sale Prepayment Premium, and (iii) third, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)    If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this clause shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this clause shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05, Section 2.16(d) or Section 10.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clause (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

Section 2.17    Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or Section 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)    If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then the Borrower may, at its sole expense and effort (including the payment by the Borrower of the fee specified in Section 10.04(b)(ii)(C)), upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights (other than its existing rights to payment pursuant to Section 2.13 or Section 2.15 and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a

Lender accepts such assignment)); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees (including, without limitation, the commitment fee payable pursuant to the Lender Fee Letter) and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that (i) an assignment required pursuant to this clause may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an approved electronic Platform as to which the Administrative Agent and such parties are participants), and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided further that any such documents shall be without recourse to or warranty by the parties thereto.

ARTICLE III

Representations and Warranties

The MLP and the Borrower, in each case with respect to itself and its Restricted Subsidiaries, each represents and warrants to the Lenders that:

Section 3.01    Organization; Powers. It and its Restricted Subsidiaries are duly organized, validly existing and in good standing under the laws of the jurisdiction of its and their organization, have all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, are qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02    Authorization; Enforceability. The Transactions are within its and its Restricted Subsidiaries corporate, limited liability company or partnership powers and have been duly authorized by all necessary corporate, limited liability company or partnership and, if required, stockholder, member or limited partner action. This Agreement has been duly executed and delivered by it and constitutes a legal, valid and binding obligation of it, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03    Governmental Approvals; No Conflicts. The Transactions (a) do not require any material consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable material law or regulation or the charter, by-laws or other organizational documents of it or any of its subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument relating to Material Indebtedness binding upon it or any of its Restricted Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by it or any of its Restricted Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of it or any of its Subsidiaries.

Section 3.04    Financial Condition; No Material Adverse Change. (a) It has heretofore furnished to the Lenders its most recent annual report on Form 10-K filed with the SEC, which includes the consolidated financial statements of the MLP, as well as the financial statements of the Borrower, which are contained in the consolidating footnote of the financial statements, all reported on by KPMG and certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the MLP and its consolidated subsidiaries, including the Borrower, as of such dates and for such periods in accordance with GAAP except for the lack of footnotes with respect to the Borrower.

(b)    Since December 31, 2019, there has been no material adverse change in the business, assets, operations or condition (financial or otherwise) of it and its Restricted Subsidiaries, taken as a whole.

Section 3.05    Properties. (a) It and its Restricted Subsidiaries have good title to, or valid leasehold interests in, all its and their real and personal property material to its and their business, free and clear of all Liens except Permitted Encumbrances and Liens otherwise permitted or contemplated by this Agreement, except where the failure to have such title or leasehold interest could not reasonably be expected to result in a Material Adverse Effect.

(b)    It and its Restricted Subsidiaries own, or are licensed to use, or have made all required federal filings (and have not been notified of any contest) with respect to, all trademarks, tradenames, copyrights, patents and other intellectual property material to its or their business, and the use thereof by it and its Restricted Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.06    Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of it, threatened against or affecting it or any of its Restricted Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b)    Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither it nor any of its Subsidiaries (i) have failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) have become subject to any Environmental Liability, (iii) have received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c)    Since the Effective Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 3.07    Compliance with Laws and Agreements. It and its Restricted Subsidiaries are in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

Section 3.08    Investment Company Status. Neither it nor any of its Subsidiaries are an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940. The Borrower is not subject to regulation under any Federal or State statute or regulation which limits its ability to incur Indebtedness.

Section 3.09    Taxes. It and its Subsidiaries have each timely filed or caused to be filed all Tax returns and reports required to have been filed and have paid or caused to be paid all Taxes required to have been paid by it or them, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which it or such subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 3.10    ERISA. Except as could not reasonably be expected to result in a Material Adverse Effect, each ERISA Affiliate has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan. Except as could not reasonably be expected to result in a Material Adverse Effect, no ERISA Affiliate has (a) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (b) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or made any amendment to any Plan or Benefit Arrangement, which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

Section 3.11    Disclosure. It has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of it to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) (but excluding in each case any information of a general economic or industry nature) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein taken as a whole, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to information consisting of statements, estimates and projections regarding the future performance of the Borrower, the MLP and their subsidiaries (collectively, the “Projections”), no representation, warranty or covenant is made other than that the Projections have been prepared in good faith based on assumptions believed to be reasonable both at the time of preparation and furnishing thereof, recognizing that there are (i) industry-wide risks normally associated with the types of business conducted by the MLP, the Borrower and their Subsidiaries and (ii) the Projections are necessarily based upon professional opinions, estimates and projections and that none of the MLP, the Borrower or any of their Subsidiaries warrants that such opinions, estimates and projections will ultimately prove to have been accurate. As of the Effective Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all respects.

Section 3.12    Subsidiaries. As of the Effective Date, Schedule 3.12: (a) sets forth the name and jurisdiction of incorporation or organization of each Subsidiary; (b) identifies each Subsidiary of the MLP as either a Restricted Subsidiary or Unrestricted Subsidiary, (c) identifies each Subsidiary of the MLP as a Wholly-Owned Subsidiary or a non-Wholly-Owned Subsidiary and (d) identifies each Subsidiary of the MLP that is a Material Subsidiary.

Section 3.13    Anti-Corruption Laws and Sanctions. Each of the MLP, the Borrower, and their respective Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by each of them and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and each of the MLP, the Borrower, their respective Subsidiaries and their respective officers and employees and to the knowledge of each of the MLP and the Borrower its directors and agents, have for the last five years been and are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the MLP, the Borrower, any of their respective Subsidiaries or to the knowledge of each of the MLP, the Borrower or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of each of the MLP and the Borrower, any agent of the MLP or the Borrower or any of their respective Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan, use of proceeds or other Transactions will violate Anti-Corruption Laws or applicable Sanctions.

Section 3.14    EEA Financial Institutions. Neither the Borrower nor any Guarantor is an EEA Financial Institution.

Section 3.15    Plan Assets; Prohibited Transactions. None of the Borrower or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and neither the execution, delivery nor performance of the transactions contemplated under this Agreement, including the making of any Loan hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Section 3.16    Solvency. Before and after giving effect to the making of Loans and the application of the proceeds thereof and at each other time this representation is required or deemed to be made pursuant to this Agreement, the Borrower and its Subsidiaries, are Solvent.

Section 3.17    Use of Proceeds. The proceeds of the Loans shall be used in accordance with Section 5.08.

ARTICLE IV

Conditions

Section 4.01    Effective Date. This Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a)    The Administrative Agent (or its counsel) shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower and the MLP, and by the Lenders and the Administrative Agent, (ii) the Subsidiary Guaranty, executed and delivered by a duly authorized officer of each Guarantor (other than the MLP) and satisfactory in form and substance to the Lenders and (iii) any promissory notes requested pursuant to Section 2.08(d), executed and delivered by a duly authorized officer of the Borrower.

(b)    The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Sidley Austin, outside counsel to the MLP, covering such matters relating to the Borrower, the General Partner, the Guarantors, this Agreement or the Transactions as the Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion to the Administrative Agent and the Lenders.

(c)    The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the General Partner, the MLP, the Guarantors, the authorization of the

Transactions, and any other legal matters relating to the Borrower, the General Partner, the MLP, the Guarantors, the Agreement or the Transactions, all in form and substance satisfactory to the Lenders and their counsel.

(d)    The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, Vice President or a Financial Officer of each of the Borrower and the MLP, confirming compliance with clauses (g) and (h) of this Section 4.01.

(e)    The Administrative Agent shall have received (i) copies of the Partnership Agreement (MLP) substantially in the form listed as Exhibits to the MLP’s annual report on Form 10-K for the fiscal year ended December 31, 2019, the Indenture and the Partnership Agreement (Borrower) in form and substance acceptable to the Lenders, in each case duly executed by each of the parties thereto and (ii) evidence satisfactory to the Lenders that the Partnership Agreement (Borrower), the Indenture and the Partnership Agreement (MLP) are in full force and effect and have not been amended or modified except to the extent such amendments or modifications have been delivered to the Administrative Agent, which evidence may be in the form of a certificate of the President or a Vice President (or equivalent officer) of each of the Borrower and the MLP.

(f)    The Administrative Agent shall have received the financial statements referred to in Section 3.04(a).

(g)    The representations and warranties of the Borrower, the Guarantors and the MLP set forth in the Loan Documents shall be true and correct in all material respects on and as of the Effective Date (unless (i) such representations are qualified by materiality, in which case such representations shall be true and correct in all respects and (ii) such representations and warranties are stated to relate to a specific earlier date, in which case such representations and warranties shall relate to such earlier date).

(h)    As of the Effective Date (i) no Default or Event of Default shall have occurred and be continuing and (ii) each of the Borrower and its Subsidiaries will be Solvent.

(i)    The Administrative Agent and the Lenders shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(j)    The Administrative Agent and the Lenders shall have received, and be reasonably satisfied in form and substance with, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including but not restricted to the Patriot Act.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Section 4.02    Conditions to Initial Loans. The obligations of the Initial Loan Lenders to make any Initial Loans is subject to satisfaction (or waiver in accordance with Section 10.02) of the following conditions:

(a)    The representations and warranties of the Borrower, the Guarantors and the MLP set forth in the Loan Documents shall be true and correct in all material respects on and as of the Initial Loan Funding Date (unless (i) such representations are qualified by materiality, in which case such representations shall be true and correct in all respects and (ii) such representations and warranties are stated to relate to a specific earlier date, in which case such representations and warranties shall relate to such earlier date).

(b)    As of the Initial Loan Funding Date, and immediately after giving effect to any borrowing of Initial Loans, (i) no Default or Event of Default shall have occurred and be continuing and (ii) each of the Borrower and its Subsidiaries will be Solvent.

(c)    The Administrative Agent shall have received a written Borrowing Request pursuant to Section 2.03 for the borrowing of Initial Loans.

(d)    The Administrative Agent and the Lenders shall have received all fees and other amounts due and payable on or prior to the Initial Loan Funding Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

The parties to this Agreement hereby agree that if the Initial Loan Funding Date does not occur by 5:00 p.m. New York time on April 24, 2020 (other than as a result of the Initial Loan Lenders failing to fund Initial Loans when obligated to fund in accordance with the terms of this Agreement), the Effective Date shall be deemed not to have occurred and this Agreement shall be deemed terminated and void ab initio and of no force and effect.

Section 4.03    Conditions to Delayed Draw Loans. The obligations of the Delayed Draw Loan Lenders to make any Delayed Draw Loans is subject to satisfaction (or waiver in accordance with Section 10.02) of the following conditions:

(a)    The Administrative Agent shall have received a written Borrowing Request pursuant to Section 2.03 for the borrowing of Delayed Draw Loans.

(b)    As of the date of such borrowing of Delayed Draw Loans, and immediately after giving effect to any borrowing of the Delayed Draw Loans, (i) no Default or Event of Default shall have occurred and be continuing and (ii) each of the Borrower and its Subsidiaries will be Solvent.

(c)    The representations and warranties of the Borrower, the Guarantors and the MLP set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of the borrowing of Delayed Draw Loans (unless (i) such representations are qualified by materiality, in which case such representations shall be true and correct in all respects and (ii) such representations and warranties are stated to relate to a specific earlier date, in which case such representations and warranties shall relate to such earlier date).

(d)    Immediately after giving effect to any borrowing of the Delayed Draw Loans, the Borrower is in Pro Forma Compliance.

(e)    The Administrative Agent shall have received a certificate signed by the President, Vice President or a Financial Officer of each of the Borrower and the MLP, confirming compliance with clauses (b), (c) and (d) of this Section 4.03.

(f)    The proceeds of the Delayed Draw Loan will be used in compliance with Section 5.08.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and all Borrower Obligations shall have been paid in full, the MLP and the Borrower each covenants and agrees with the Lenders that:

Section 5.01    Financial Statements and Other Information. It will furnish to the Administrative Agent and each Lender:

(a)    no later than 15 days following the date required by applicable SEC rules (without giving effect to any extensions available thereunder) for the filing of such financial statements after the end of each fiscal year of the MLP, the MLP’s most recent annual report on Form 10-K, which includes the consolidated financial statements of the MLP, as well as the financial statements of the Borrower, which are contained in the consolidating footnote of the financial statements, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) and certified by one of the MLP’s Financial Officer to the effect that such financial statements present fairly in all material respects the financial condition, results of operations and cash flows of the MLP and its consolidated subsidiaries, including the Borrower, in accordance with GAAP consistently applied except for the lack of footnotes with respect to the Borrower;

(b)    no later than 15 days following the date required by applicable SEC rules (without giving effect to any extensions available thereunder) for the filing of such financial statements after the end of each of the first three fiscal quarters of each fiscal year of the MLP, the MLP’s most recent quarterly report on Form 10-Q, which includes the consolidated financial statements of the MLP, as well as the financial statements of the Borrower, which are contained in the consolidating footnote of the financial statements, all certified by one of the MLP’s Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the MLP and its consolidated subsidiaries, including the Borrower, in accordance with GAAP consistently applied except for the lack of footnotes with respect to the Borrower;

(c)    concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of each of the Borrower and the MLP in the form of Exhibit B or any other form approved by the Administrative Agent and (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.11 and Section 6.12, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (iv) from and after the date of any accounting change in GAAP after March 28, 2018 requiring lease obligations to be recorded on a balance sheet of the MLP or any Restricted Subsidiary, specifying in a reasonable manner all Capital Lease Obligations of the MLP and its Restricted Subsidiaries;

(d)    if, at any time, any of the consolidated Subsidiaries of the MLP are Unrestricted Subsidiaries, then concurrently with any delivery of financial statements under Section 5.01(a) or Section 5.01(b), a certificate of a Financial Officer setting forth consolidating spreadsheets that show all consolidated Unrestricted Subsidiaries and the eliminating entries, in such form as would be presentable to the auditors of the MLP; and

(e)    promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower, the MLP or any of their subsidiaries, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request, including information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

Documents required to be delivered pursuant to Section 5.01(a) or Section 5.01(b) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the MLP posts such documents, or provides a link thereto on the MLP’s website on the Internet at www.nustarenergy.com; or (ii) on which such documents are posted on the MLP’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the MLP and the Borrower shall be required to provide electronic copies of the compliance certificate required by Section 5.01(c) to the Administrative Agent. Except for such compliance certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the MLP and the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 5.02    Notices of Material Events. The MLP and the Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)    the occurrence of any Default;

(b)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the MLP, the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)    if and when any ERISA Affiliate (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which could reasonably be expected to constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security, a certificate of a Financial Officer of each of the Borrower and the MLP setting forth details as to such occurrence and action, if any, which the Borrower, the MLP or applicable ERISA Affiliate is required or proposes to take, but only to the extent that any occurrence described in the preceding clauses (i) through (vii) could reasonably be expected to result in a Material Adverse Effect;

(d)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect;

(e)    any material amendment to the Partnership Agreement (MLP) or the Partnership Agreement (Borrower), together with a certified copy of such amendment; and

(f)    any of the following events, in each case if the occurrence of such event could reasonably be expected to have a Material Adverse Effect:

(i)    the receipt by the MLP (or its general partner(s)), the Borrower or the General Partner of any notice of any claim with respect to any Environmental Liability;

(ii)    if the President or a Vice President (or equivalent officer) of the MLP or the Borrower, or the officer of the MLP or the Borrower primarily responsible for monitoring compliance by the MLP or the Borrower and its subsidiaries with Environmental Laws, shall obtain actual knowledge that there exists any Environmental Liability pending or threatened against the MLP, the Borrower or any of their Subsidiaries; or

(iii)    any release, emission, discharge or disposal of any Hazardous Materials that could reasonably be expected to form the basis of any Environmental Liability with respect to the MLP, the Borrower or any of their Subsidiaries.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or President or any Vice President (or equivalent officer) of each of the Borrower and the MLP setting forth a description of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03    Existence; Conduct of Business. It will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any transaction permitted under Section 6.03 (including any conversion into any other form of entity or continuation in another jurisdiction, but only to the extent otherwise expressly permitted thereunder).

Section 5.04    Payment of Obligations. It will, and will cause each of its Restricted Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) it or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.05    Maintenance of Properties; Insurance. It will, and will cause each of its Restricted Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

Section 5.06    Books and Records; Inspection Rights. It will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. It will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any

Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

Section 5.07    Compliance with Laws. It will, and will cause each of its Restricted Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and the terms and provisions of the Partnership Agreement (MLP), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Each of the MLP, the Borrower and their respective Subsidiaries will maintain in effect and enforce policies and procedures designed to ensure compliance by them and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 5.08    Use of Proceeds. The proceeds of the Loans will be used (a) to repay Subject Borrower Indebtedness, (b) to pay fees and expenses incurred in connection with the Transactions, and (c) for working capital and general partnership purposes of the Borrower, its Restricted Subsidiaries and (subject to Section 6.04(g)) its Unrestricted Subsidiaries (including, without limitation, for distributions to the MLP to allow the MLP to make distributions to unitholders as contemplated in the Partnership Agreement (MLP) and to fund Investments permitted under Section 6.04); provided that clause (c) of this Section 5.08 shall exclude the funding (whether directly or indirectly, including by repayment and redrawing Indebtedness under the Revolving Credit Agreement) of repayments or repurchases of any Indebtedness, other than as set forth in clause (a)). No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. The Borrower will not request any Loan, and each of the MLP and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, directly or indirectly, the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, other Affiliate, joint venture partner or other Person, (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or involving any goods originating in or with a Sanctioned Person or Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 5.09    Environmental Laws. It will, and will cause each of its Subsidiaries to:

(a)    comply with all applicable Environmental Laws and obtain and comply with and maintain any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(b)    conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not reasonably be expected to have a Material Adverse Effect.

Section 5.10    Unrestricted Subsidiaries.

(a)    It will cause the management, business and affairs of each of it and its Unrestricted Subsidiaries to be conducted in such a manner (including, without limitation, by keeping separate books of account, furnishing separate financial statements of Unrestricted Subsidiaries to creditors and potential creditors thereof and by not permitting assets or properties of it and its respective Restricted Subsidiaries to be commingled (except pursuant to contractual arrangements that comply with Section 6.07)) so that each Unrestricted Subsidiary that is a corporation or other entity will be treated as a corporate or other entity separate and distinct from it and the Restricted Subsidiaries.

(b)    Except as permitted by Section 6.04(g), it will not, and will not permit any of the Restricted Subsidiaries to, incur, assume, guarantee or be or become liable for any Indebtedness of any of the Unrestricted Subsidiaries.

(c)    It will not permit any Unrestricted Subsidiary to hold any Equity Interest in, or any Indebtedness of, it or any Restricted Subsidiary.

Section 5.11    Subsidiary Guaranty. It will cause each of its Subsidiaries that incurs as primary obligor any Covered Materials Indebtedness or guarantees any Covered Material Indebtedness of the MLP or any Subsidiary of the MLP (including, without limitation, any debt issued pursuant to the Indenture), to guarantee the Borrower Obligations, by executing and delivering to the Administrative Agent, for the benefit of the Lenders, on or prior to the Effective Date with respect to any Subsidiary that guarantees or incurs as primary obligor any such Covered Material Indebtedness as of the Effective Date, and thereafter, within five (5) Business Days after any Subsidiary guarantees or incurs as primary obligor any such Covered Material Indebtedness, (a) a Subsidiary Guaranty (or a supplement thereto as may be requested by the Administrative Agent) and (b) such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent. For the avoidance of doubt, if at any time any Subsidiary referenced above neither incurs as primary obligor nor guarantees any obligations of the MLP or any of its Subsidiaries under any Covered Material Indebtedness (including the Indenture) or any such Subsidiary is to be released from such guarantee of, or obligations as primary obligor with respect to, such Covered Material Indebtedness immediately following such Subsidiary’s release from the Subsidiary Guaranty, then such Subsidiary shall be released from the Subsidiary Guaranty in accordance with Section 6.15 of the Subsidiary Guaranty; provided that if such Subsidiary is not released from such guarantee of, or obligations as primary obligor with respect to, such Covered Material Indebtedness within five (5) days of such Subsidiary’s release from the Subsidiary Guaranty, then such Subsidiary shall immediately become a party to the Subsidiary Guaranty.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or been terminated and all Borrower Obligations have been paid in full, each of the MLP and the Borrower covenants and agrees with the Lenders that:

Section 6.01    Indebtedness.

(a)    It will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(i)    Indebtedness created under (i) this Agreement or (ii) the Revolving Credit Agreement;

(ii)    unsecured Indebtedness of the MLP to any Restricted Subsidiary and of any Restricted Subsidiary to the MLP or any other Restricted Subsidiary; provided that any such Indebtedness owing by a Loan Party to another Loan Party or owing by a Loan Party to any Restricted Subsidiary, in each case, shall be subordinated in right of payment to the Borrower Obligations on terms acceptable to the Administrative Agent in its sole discretion;

(iii)    Guarantees by any Loan Party of Indebtedness of any other Loan Party;

(iv)    Capital Lease Obligations in an aggregate principal amount not to exceed $5,000,000;

(v)    Securitization Obligations in respect of Securitization Transactions in an aggregate amount not to exceed $125,000,000 at any one time outstanding; and

(vi)    other Indebtedness of the MLP, the Borrower or any other Loan Party; provided that, both before and after such Indebtedness is created, incurred or assumed, no Event of Default shall have occurred and be continuing under this Agreement, and the MLP shall be in Pro Forma Compliance.

Notwithstanding the foregoing or anything to the contrary contained herein, the MLP and the Borrower shall not permit any Restricted Subsidiary (other than a Loan Party) to incur Indebtedness, except for Indebtedness permitted by Section 6.01(a)(ii), (iv) or (v).

(b)    It will not permit any Unrestricted Subsidiary or Person in which it (or any Restricted Subsidiary) owns a Joint Venture Interest to create, incur, assume or permit to exist any Indebtedness in excess of $400,000,000 in the aggregate for all such Unrestricted Subsidiaries or Persons.

Section 6.02    Liens. It will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)    Permitted Encumbrances;

(b)    any Lien existing on any property or asset prior to the acquisition thereof by the MLP, the Borrower or any other Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, (ii) such Lien shall not apply to any other property or assets of the MLP or any Restricted Subsidiary, (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition and (iv) the aggregate amount of all obligations secured by such Liens does not exceed $50,000,000 at any one time;

(c)    Liens securing obligations under any Operating Lease; provided that any such Lien shall exist only on the property or assets under such Operating Lease and shall not apply to any other property or assets of the MLP or any Restricted Subsidiary;

(d)    Liens securing Capital Lease Obligations permitted by (i) Section 6.01(a)(iv) or (ii) Section 6.01(a)(vi); provided that, in each case of clauses (i) and (ii), any such Lien shall exist only on the property or assets under such capital lease and shall not apply to any other property or assets of the MLP or any Restricted Subsidiary;

(e)    Liens on (i) cash and cash equivalents (including Permitted Investments), (ii) any commodity account, deposit account or securities account maintained with or for the benefit of a counterparty to a Permitted Swap Agreement and any assets credited to such accounts and the proceeds of any of the foregoing and (iii) any contracts evidencing Permitted Swap Agreements, including rights to payment thereunder and the proceeds of any of the foregoing, in each case securing obligations of the MLP, the Borrower or any Restricted Subsidiary under Permitted Swap Agreements; provided that the aggregate amount of obligations secured by this clause (e) does not at any time exceed 10% of Consolidated Net Worth;

(f)    (i) Liens granted on accounts receivable or other rights to payment and related assets in connection with Securitization Transactions permitted by Section 6.01(a)(v) and (ii) assignments or sales of accounts receivable or other rights to payment and related assets in connection with Securitization Transactions permitted by Section 6.01(a)(v);

(g)    Liens on cash, cash equivalents and/or Go-Zone Bonds owned by the Borrower in favor of issuers of letters of credit to secure the Borrower’s reimbursement obligations thereunder, which letters of credit secure obligations to make payments on the Go-Zone Bonds; provided that the aggregate amount available to be drawn under all such letters of credit does not exceed an amount equal to the difference of (i) $400,000,000 minus (ii) the aggregate stated principal amount of all Go-Zone Bonds that have been repurchased, redeemed, prepaid, repaid, defeased, retired or otherwise acquired (and for the avoidance of doubt, in the case of Go-Zone Bonds that have been acquired by the Borrower, solely to the extent such Go-Zone Bonds have not been remarketed or otherwise sold at such time);

(h)    Liens on cash and cash equivalents securing obligations under one or more letters of credit; provided that either (i) (A) the issuer of such letter of credit was, at the time such letter of credit was issued, a Revolving Issuing Bank (or equivalent term under the Revolving Credit Agreement), (B) in connection with a refinancing or replacement of the Revolving Credit Agreement, such Revolving Issuing Bank and its Affiliates have ceased to be a Revolving Issuing Bank (or any equivalent term) or otherwise be a lender under the Revolving Credit Agreement, (C) the issuer of such letter of credit did not issue such letter of credit in contemplation of ceasing to be a Revolving Issuing Bank (or equivalent term) or otherwise being a lender under the Revolving Credit Agreement, (D) such letter of credit is collateralized in an amount no greater than 105% of the face amount thereof and (E) the collateral securing such letter of credit is fully released no later than three (3) months after the date such collateral is originally granted or (ii) such collateralization is on account of the existence of a “defaulting lender” (or equivalent term) under the Revolving Credit Agreement as contemplated under Section 2.22(c)(ii) of the Revolving Credit Agreement as in effect on the Effective Date (or any substantively equivalent provision as in effect from time to time under the Revolving Credit Agreement as long as such provision is no less favorable to the Borrower or the Lenders); and

(i)    extensions, renewals, modifications or replacements of any of the Liens and other matters referred to in clauses (a) through (h) of this Section; provided that such Lien is otherwise permitted by the terms hereof and, with respect to Liens securing Indebtedness, no extension or renewal Lien shall (i) secure more than the amount of the Indebtedness or other obligations secured by the Lien being so extended or renewed or (ii) extend to any property or assets not subject to the Lien being so extended or renewed.

Section 6.03    Fundamental Changes. (a) It will not, and will not permit any of its Restricted Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (it being understood that “substantially all of its assets” shall mean more than 50% of the aggregate total assets of the MLP and its Restricted Subsidiaries, taken as a whole), or all or substantially all of the stock (it being understood that “substantially all of the stock” shall mean stock representing ownership interests in more than 50% of the aggregate total assets of the MLP and its Restricted Subsidiaries, taken as a whole) of any of its Restricted Subsidiaries (in each case whether now owned or hereafter acquired), or liquidate or dissolve (as used in this Section 6.03, a “fundamental change”), except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Restricted Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving entity or the Borrower may merge into or consolidate with another Person so long as (A) the surviving entity or purchaser, if other than the Borrower, assumes, pursuant to the terms of such transaction, each of the obligations of the Borrower hereunder and under any other documents entered into in connection with the Loans and (B) each such assumption is expressly evidenced by an agreement executed and delivered to the Lenders in a form reasonably satisfactory to the Administrative Agent, (ii) any Restricted Subsidiary (other than the Borrower) may merge into or consolidate with any Restricted Subsidiary (other than the Borrower) in a transaction in which the surviving entity is a Restricted Subsidiary (other than the Borrower), (iii) any Restricted Subsidiary (other than the Borrower) may sell, transfer, lease or otherwise dispose of all or any portion of its assets to the Borrower or to another Restricted Subsidiary and (iv) any Restricted Subsidiary (other than the Borrower) may liquidate, dissolve or be transferred, sold or otherwise disposed of if MLP determines in good faith that such liquidation, dissolution, transfer, sale or disposition is in the best interests of the MLP and is not materially disadvantageous to the Lenders (but the foregoing is subject to the restrictions and limitations on the sale, transfer, lease or other disposition of all or substantially all of such Restricted Subsidiary’s assets, or all or substantially all of the stock of any of its Restricted Subsidiaries as described above); provided that any such merger or consolidation involving a Person that is not a Wholly-Owned Restricted Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04. Furthermore, none of the MLP, the Borrower, any Subsidiary Guarantor or any Restricted Subsidiary shall undertake a fundamental change or make a Disposition (other than Ordinary Course Dispositions) unless the MLP (x) shall be in Pro Forma Compliance or (y) shall have ratios as described in Section 6.11 and Section 6.12 that are improved (or not worse than) such ratios as compared to immediately prior to giving effect to such fundamental change or Disposition.

(b)    It will not, and will not permit any of its Restricted Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by it and its Restricted Subsidiaries on the date of this Agreement and businesses reasonably related thereto.

Section 6.04    Investments, Loans, Advances, Guarantees and Acquisitions. It will not, and will not permit any of its Restricted Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly-Owned Subsidiary prior to such merger) any Investment in or Guarantee any obligations of, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a)    Permitted Investments;

(b)    Investments by the MLP and any Restricted Subsidiary in the Equity Interests of any Restricted Subsidiary;

(c)    loans or advances made by the MLP to any Restricted Subsidiary and made by any Restricted Subsidiary to the MLP or any other Restricted Subsidiary;

(d)    Guarantees constituting Indebtedness permitted by Section 6.01;

(e)    [Reserved];

(f)    the purchase or other acquisition by the MLP or a Restricted Subsidiary of the assets of another Person constituting all or substantially all of the property and assets or business of another Person or assets that constitute a business unit, line of business or division of another Person, or the purchase or other acquisition by the MLP or a Restricted Subsidiary of all or substantially all of the Equity Interests in any Person, that immediately upon the consummation thereof, will be a Restricted Subsidiary (including, without limitation, as a result of a merger or consolidation otherwise permitted under this Agreement); provided that, both before and after giving effect to any such Investment, no Default shall exist, including, without limitation, a Default with respect to use of proceeds set forth in Section 5.08, and the MLP shall be in Pro Forma Compliance;

(g)    Investments in Joint Venture Interests and Unrestricted Subsidiaries; provided that, both before and after giving effect to any such Investment, no Default shall exist, including, without limitation, a Default with respect to use of proceeds set forth in Section 5.08, and the MLP shall be in Pro Forma Compliance;

(h)    Investments in Swap Agreements (other than Permitted Swap Agreements); provided that, both before and after giving effect to any such Investment, no Default shall exist, including, without limitation, a Default with respect to use of proceeds set forth in Section 5.08, and the MLP shall be in Pro Forma Compliance; provided further that the aggregate amount of Investments made pursuant to this clause (h) shall not exceed $100,000,000 in the aggregate at any time;

(i)    Guarantees of obligations (not constituting Indebtedness) of Restricted Subsidiaries; and

(j)    the acquisition by the Borrower of any Go-Zone Bonds that are acquired by the Borrower after such Go-Zone Bonds have failed to be remarketed or sold pursuant to the terms of the applicable Go-Zone Bond Indenture; provided that the aggregate stated principal amount of all such Go-Zone Bonds owned by the Borrower pursuant this clause (j) shall not exceed $400,000,000 at any time.

Section 6.05    Swap Agreements. It will not, and will not permit any of its Restricted Subsidiaries to, enter into any Swap Agreement, other than (a) Swap Agreements entered into for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, (b) other Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which it or any of its subsidiaries is exposed in the conduct of its business or the management of its liabilities, and not for speculative purposes (the Swap Agreements in clauses (a) and (b), collectively the “Permitted Swap Agreements”) or (c) Swap Agreements other than Permitted Swap Agreements to the extent permitted by Section 6.04(h).

Section 6.06    Restricted Payments. It will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) any Subsidiary may declare and pay Restricted Payments to its parent (for the avoidance of doubt, with respect to any minority owners, not to exceed the proportionate share based on its equity ownership) and (b) as long as no Default has occurred and is continuing or would result therefrom, the MLP may make Restricted Payments in accordance with the terms of the Partnership Agreement (MLP).

Section 6.07    Transactions with Affiliates. It will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) at prices and on terms and conditions not less favorable to it or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among it and its Wholly-Owned Restricted Subsidiaries not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.06, (d) pursuant to the agreements listed on Schedule 6.07, which agreements are at prices and on terms and conditions not less favorable to it than could be obtained on an arm’s-length basis from unrelated third parties and (e) sales or discounts of any of its accounts receivables in connection with any accounts receivables securitization or financing, but only to the extent the same is otherwise permitted hereunder.

Section 6.08    Restrictive Agreements. It will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of it or any of its Restricted Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the MLP or any other Restricted Subsidiary or to Guarantee Indebtedness of the Borrower or any other Restricted Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement; (ii) clause (b) of the foregoing shall not apply to restrictions and conditions imposed by any Hybrid Equity Securities that by their terms are expressly subordinated in right of payment to any MLP Obligations during any period in which the issuer thereof has elected to defer interest thereon in accordance with the terms of such Hybrid Equity Securities; provided that in no event shall any such agreement or arrangement prohibit or restrict or impose any condition upon the ability of (A) any Restricted Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests directly owned by the MLP, the Borrower or any of their respective Wholly-Owned Subsidiaries, (B) any Restricted Subsidiary to make or repay loans or advances to the MLP, the Borrower or any of their respective Wholly-Owned Subsidiaries or (C) the Borrower or any Guarantor from making any payments of principal, interest or other amounts owing hereunder or under any other Loan Document (including the MLP Obligations) or guaranteeing any of the MLP Obligations; (iii) the foregoing shall not apply to restrictions and conditions (x) existing on the date of this Agreement in documents identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition so as to cause such restriction or condition to be more restrictive than the restriction or condition in existence on the date of this Agreement) or (y) arising or agreed to after the date of this Agreement; provided that such restrictions or conditions arising or agreed to after the date of this Agreement are not more restrictive than the restrictions and conditions existing on the date of this Agreement; (iv) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary pending such sale; provided that such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold and such sale is permitted hereunder; (v) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness; (vi) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof; (vii) the foregoing shall not apply to any prohibitions or restrictions on the Borrower, any Restricted Subsidiary or any Securitization Entity pursuant to a Securitization Transaction permitted hereunder; and (viii) the foregoing shall not apply to any prohibitions or restrictions in the Revolving Credit Agreement or any agreement entered into in connection therewith.

Section 6.09    Limitation on Modifications of Other Agreements. It will not, and will not permit any of its Restricted Subsidiaries to, amend, modify or change, or consent to any amendment, modification or change to, any of the terms of, the Partnership Agreement (MLP) (a) in any manner relating to the Series D Preferred Units, to the extent that such amendment, modification or change is adverse to the Lenders in any material respect (it being agreed that any change to the terms of the Series D Preferred Units resulting in the Series D Preferred Units ceasing to have at least 50% equity credit from at least two Nationally Recognized Statistical Rating Organizations (NRSROs) shall be deemed to be materially adverse to the Lenders) or (b) in any manner not relating to the Series D Preferred Units, except to the extent the same could not reasonably be expected to have a Material Adverse Effect.

Section 6.10    Designation and Conversion of Restricted and Unrestricted Subsidiaries; Debt of Unrestricted Subsidiaries.

(a)    Unless designated as an Unrestricted Subsidiary on Schedule 3.12 as of the date hereof or thereafter, assuming compliance with Section 6.10(b), any Person that becomes a Subsidiary of the MLP or any Restricted Subsidiary shall be classified as a Restricted Subsidiary.

(b)    The Borrower may designate by written notification thereof to the Administrative Agent, any Restricted Subsidiary (other than the Borrower or any Guarantor), as an Unrestricted Subsidiary if: (i) prior, and after giving effect, to such designation, no Default would exist and (ii) such designation is deemed to be an Investment in an Unrestricted Subsidiary in an amount equal to the fair market value as of the date of such designation of the MLP’s direct and indirect ownership interest in such Subsidiary and such Investment would be permitted to be made at the time of such designation under Section 6.04(g). Except as provided in this Section 6.10(b), no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary.

(c)    The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if after giving effect to such designation: (i) the representations and warranties of the MLP, the Guarantors and the Borrower contained in each of the Loan Documents are true and correct on and as of the date of such designation as if made on and as of the date of such designation (or, if stated to have been made expressly as of an earlier date, were true and correct as of such date), (ii) no Default would exist and (iii) the MLP and the Borrower complies with the requirements of Section 5.10. Any such designation shall be treated as a cash dividend in an amount equal to the lesser of the fair market value of the MLP’s direct and indirect ownership interest in such Subsidiary or the amount of the MLP’s cash investment previously made for purposes of the limitation on Investments under Section 6.04(g).

(d)    Notwithstanding the foregoing or anything to the contrary contained herein, for the purposes of this Agreement, the Borrower and the Guarantors are each a Restricted Subsidiary of the MLP and may not be an Unrestricted Subsidiary.

(e)    The Borrower shall notify the Administrative Agent (for distribution to the Lenders) in writing promptly upon any Subsidiary becoming a Material Subsidiary.

Section 6.11    Consolidated Debt Coverage Ratio. For any Rolling Period ending on or after June 30, 2020, the MLP will not permit, as of the last day of such Rolling Period (each, a “Test Date”), its Consolidated Debt Coverage Ratio to be in excess of 5.00 to 1.00 (the “Standard Ratio”) for such Rolling Period; provided that, with respect to any Test Date covered by this Section 6.11, if at any time the MLP or any of its Restricted Subsidiaries has consummated one or more acquisitions within the two most recently completed fiscal quarters prior to such Test Date for which the MLP or any of its Restricted Subsidiaries has paid aggregate net consideration of at least $50,000,000, then, for the two Rolling Periods the last day of which immediately follows the date on which such acquisition is consummated, the MLP will not permit, as of such Test Date, its Consolidated Debt Coverage Ratio to be in excess of 5.50 to 1.00, and thereafter, compliance shall be determined by reverting back to the Standard Ratio; provided further that, notwithstanding the foregoing, or anything to the contrary contained in this Section 6.11, in no event shall the MLP permit at any time its Consolidated Debt Coverage Ratio to exceed 5.50 to 1.00 for any Rolling Period.

Section 6.12    Consolidated Interest Coverage Ratio. The MLP will not permit, as of the last day of each Rolling Period, commencing with the Rolling Period ending June 30, 2020, the Consolidated Interest Coverage Ratio for the Rolling Period ending on such day, to be less than 1.75 to 1.00.

Section 6.13    Limitation on Series D Preferred Unit Issuances. Without the prior written consent of the Required Lenders, the MLP will not issue any Series D Preferred Units, other than Series D Preferred Units in an aggregate amount not to exceed $10,000,000.

ARTICLE VII

Events of Default

From (and including) the Effective Date, if any of the following events (each an “Event of Default”) shall occur:

(a)    the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)    the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c)    any representation or warranty made or deemed made by or on behalf of the Borrower, the MLP or any of their Restricted Subsidiaries in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with the Loan Documents or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)    the MLP or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), (c), or (e), Section 5.03 (with respect to the MLP’s or the Borrower’s existence), Section 5.08, Section 5.11 or in Article VI;

(e)    the MLP, the Borrower or any Guarantor shall fail to observe or perform any covenant, condition or agreement contained in the Loan Documents (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f)    the MLP or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (subject to any applicable grace period), whether by acceleration or otherwise, of any Material Indebtedness, or a default shall occur in the performance or observance of any obligation or condition with respect to any Material Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause such Indebtedness to become due and payable prior to its expressed maturity;

(g)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the General Partner, the MLP (or its general partner(s)), the Borrower, any Guarantor or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the General Partner, the MLP (or its general partner(s)), the Borrower, any Guarantor or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)    the General Partner, the MLP (or its general partner(s)), the Borrower, any Guarantor or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the General Partner, the MLP (or its general partner(s)), the Borrower, any Guarantor or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i)    the General Partner, the MLP (or its general partner(s)), the Borrower, any Guarantor or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j)    one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 and that are not covered by insurance shall be rendered against the MLP, any Restricted Subsidiary, or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the MLP or any Restricted Subsidiary to enforce any such judgment;

(k)    an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(l)    the MLP or any Subsidiary shall incur an Environmental Liability or Environmental Liabilities that could reasonably be expected to have a Material Adverse Effect;

(m)    the MLP shall (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than (A) those incidental to its ownership of the limited partner interests in the Borrower or of Equity Interests in other Wholly-Owned Subsidiaries and (B) the incurrence and maintenance of Indebtedness or (ii) own, lease, manage or otherwise operate any properties or assets (including cash and cash equivalents), other than (A) the limited partner interests in the Borrower, (B) ownership interests of a Subsidiary, (C) ownership interests in other subsidiaries not Subsidiaries of the Borrower, (D) cash received in connection with dividends made by the Borrower in accordance with Section 6.06(b) pending application to the holders of the Units and the General Partner Interest, (E) cash received in connection with the incurrence of Indebtedness and (F) cash received in connection with dividends made by other subsidiaries;

(n)    this Agreement or the Subsidiary Guaranty after delivery thereof shall for any reason, except to the extent permitted by the terms hereof or thereof (or as waived by the Lenders in accordance with Section 10.02), ceases to be valid, binding and enforceable in accordance with its terms against the Borrower, the MLP or a Guarantor party thereto or shall be repudiated by any of them, or the Borrower, the MLP or a Guarantor shall so state in writing; or

(o)    a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees (including any fees provided for under the Lender Fee Letter), premiums (including any Applicable Premium) and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (g) or (h) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees (including any fees provided for under the Lender Fee Letter), premiums (including any Applicable Premium) and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Without limiting the generality of the foregoing, it is understood and agreed that if, on or prior to the Maturity Date, (i) the Loans become due and payable in respect of any Event of Default (including, but not limited to, upon the occurrence of a bankruptcy or insolvency related event (including any Bankruptcy Event or acceleration of claims by operation of law)) or (ii) the board of directors (or similar governing body) of any Loan Party (or any committee thereof) adopts or causes the adoption or occurrence of any resolution, written consent or otherwise authorizing any action to approve any bankruptcy or insolvency related event (including any Bankruptcy Event) (each of the foregoing clauses (i) and (ii), a “Specified Event”), the Applicable Premium that would have applied if, at the time of such Specified Event, the Borrower had paid, repaid, refinanced, substituted or replaced any or all of the Loans as contemplated in Section 2.09 and any fee that would have applied under the Lender Fee Letter if, at the time of such Specified Event, the Borrower had terminated all Commitments as contemplated by the Lender Fee Letter, will also be automatically and immediately due and payable and the Applicable Premium and such fees shall constitute part of the Borrower Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of and compensation for the Lenders’ loss of an investment opportunity (but not as a penalty) and not as a result thereof. Any Applicable Premium and other such fees payable hereunder shall be presumed to be the liquidated damages (and not, for the avoidance of doubt, unmatured interest or a penalty) sustained by the Lenders as the result of such Specified Event and the Borrower and the other Loan Parties agree that the Applicable Premium and such other fees are reasonable under the circumstances currently existing. The Applicable Premium and such other fees shall be immediately due and payable upon the occurrence of a Specified Event without regard to whether such Specified Event is voluntary or involuntary, or whether payment occurs pursuant to a motion, plan of reorganization, or otherwise, and without regard to whether the Loans and other Borrower Obligations are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other similar means.

THE BORROWER AND EACH OTHER LOAN PARTY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING APPLICABLE PREMIUM OR SUCH OTHER FEES IN CONNECTION WITH ANY SUCH SPECIFIED EVENT.

The Borrower and each other Loan Party expressly agrees (to the fullest extent it may lawfully do so) that: (A) the Applicable Premium and such other fees are reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Applicable Premium and such other fees shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Lenders and the Borrower and the other Loan Parties giving specific consideration in this transaction for such agreement to pay the Applicable Premium and such other fees; and (D) the Borrower and each other Loan Party shall be estopped hereafter from claiming differently than as agreed to in this paragraph.

The Borrower and each other Loan Party expressly acknowledges that its agreement to pay the Applicable Premium and such other fees to Lenders as herein described is a material inducement to Lenders to enter into this Agreement.

ARTICLE VIII

MLP Guarantee

Section 8.01    MLP Guarantee.

(a)    The MLP, to the maximum extent permitted by applicable law, (i) absolutely, unconditionally and irrevocably, guarantees to the Administrative Agent for the ratable benefit of the Credit Parties and their respective successors, endorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower and the other Guarantors when due (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations and (ii) indemnifies and holds harmless each Credit Party from, and agrees to pay to such Credit Party, all reasonable costs and expenses (including reasonable counsel fees and expenses) incurred by such Credit Party in enforcing any of its rights under the guarantee contained in this Section 8.01. The MLP agrees that notwithstanding any stay, injunction or other prohibition preventing the payment by the Borrower of all or any portion of the Borrower Obligations and notwithstanding that all or any portion of the Borrower Obligations may be unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower, to the maximum extent permitted by applicable law, such Borrower Obligations shall nevertheless be due and payable by the MLP for the purposes of this guarantee at the time such Borrower Obligations would by payable by the Borrower under the provisions of this Agreement. Notwithstanding the foregoing, any enforcement of this guarantee with respect to the rights of any Credit Party shall be accomplished by the Administrative Agent acting on behalf of such Credit Party. The guarantee contained in this Section 8.01 is a guarantee of payment and not collection, and the liability of the MLP is primary and not secondary. Anything to the contrary notwithstanding, the maximum liability of the MLP under the guarantee provided for in this Article VIII shall in no event exceed the amount which can be guaranteed by the MLP under applicable federal and state laws relating to insolvency of debtors (after giving effect to any right of contribution provided for herein or in any other Loan Document).

(b)    The MLP agrees that if the maturity of the Borrower Obligations is accelerated by bankruptcy or otherwise, such maturity shall also be deemed accelerated for the purpose of this guarantee without demand or notice to the MLP. The guarantee contained in this Section 8.01 is a continuing guarantee and shall remain in full force and effect until all the Borrower Obligations and the obligations of the MLP under the guarantee contained in this Section 8.01 shall have been satisfied by payment in full in cash and the Commitments shall be terminated, notwithstanding that from time to time during the term of this Agreement the Borrower may be free from any Borrower Obligations.

(c)    No payment made by the Borrower, the MLP, any other guarantor or any other Person or received or collected by any Credit Party from the Borrower, the MLP, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the MLP hereunder which shall, notwithstanding any such payment (other than any payment made by the Borrower or MLP in respect of the Borrower Obligations or any payment received or collected from the Borrower or MLP in respect of the Borrower Obligations), remain liable for the Borrower Obligations until, subject to Section 8.05, the Borrower Obligations are paid in full in cash and the Commitments are terminated.

Section 8.02    Subrogation. The MLP shall be subrogated to all the rights of any Credit Party against the Borrower in respect of any amounts paid by the MLP pursuant to the provisions of the guarantee contained in Section 8.01; provided, however, that the MLP shall not be entitled to enforce or to receive any payments arising out of, or based upon, such right of subrogation with respect to any of the Borrower Obligations, nor shall the MLP seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor (or any other guarantor) in respect of payments made by the MLP hereunder, until all of the Borrower Obligations and the Guarantees thereof shall have been indefeasibly paid in full in cash or discharged. A director, officer, employee or stockholder, as such, of the MLP shall not have any liability for any obligations of the MLP under the guarantee contained in Section 8.01 or any claim based on, in respect of or by reason of such obligations or their creation.

Section 8.03    Amendments, Etc. with respect to the Borrower Obligations. The MLP shall remain obligated hereunder notwithstanding that, without any reservation of rights against the MLP and without notice to or further assent by the MLP, any demand for payment of any of the Borrower Obligations made by any Credit Party may be rescinded by such Credit Party and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by any Credit Party, and any Loan Document and any other document executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by any Credit Party for the payment of the Borrower Obligations may be sold, exchanged, waived, surrendered or released. Except as required by applicable law, no Credit Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Borrower Obligations or for the guarantee contained in Section 8.01 or any property subject thereto.

Section 8.04    Guarantee Absolute and Unconditional. To the fullest extent permitted by applicable law, the MLP hereby (a) waives diligence, presentment, demand of payment, notice of intent to accelerate, notice of acceleration, notice of acceptance, filing of claims with a court in the event of the merger, insolvency or bankruptcy of the Borrower or the MLP, and all demands and notices whatsoever, (b) acknowledges that any agreement, instrument or document evidencing the MLP Obligations may be transferred and that the benefit of its obligations hereunder shall extend to each holder of any agreement, instrument or document evidencing the MLP Obligations without notice to them and (c) covenants that the MLP Obligations will not be discharged except by complete performance thereof. The MLP further agrees that to the fullest extent permitted by applicable law, if at any time all or any part of any payment theretofore applied by any Person to any of the MLP Obligations is, or must be, rescinded or returned for any reason whatsoever, including without limitation, the insolvency, bankruptcy or reorganization of the MLP, such MLP Obligations shall, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence notwithstanding such application, and the MLP Obligations shall continue to be effective or be reinstated, as the case may be, as though such application had not been made.

To the fullest extent permitted by applicable law, the obligations of the MLP under this guarantee shall be as aforesaid full, irrevocable, unconditional and absolute and shall not be impaired, modified, discharged, released or limited by any occurrence or condition whatsoever, including, without limitation, (i) any compromise, settlement, release, waiver, renewal, extension, indulgence or modification of, or any change in, any of the obligations and liabilities of the Borrower or the MLP contained in any of the Borrower Obligations or this Agreement, (ii) any impairment, modification, release or limitation of the liability of the

Borrower, the MLP or any of their estates in bankruptcy, or any remedy for the enforcement thereof, resulting from the operation of any present or future provision of any applicable bankruptcy law, as amended, or other statute or from the decision of any court, (iii) the assertion or exercise by the Borrower or the MLP of any rights or remedies under any of the Borrower Obligations or this Agreement or their delay in or failure to assert or exercise any such rights or remedies, (iv) the assignment or the purported assignment of any property as security for any of the Borrower Obligations, including all or any part of the rights of the Borrower or the MLP under this Agreement, (v) the extension of the time for payment by the Borrower or the MLP of any payments or other sums or any part thereof owing or payable under any of the terms and provisions of any of the Borrower Obligations or this Agreement or of the time for performance by the Borrower or the MLP of any other obligations under or arising out of any such terms and provisions or the extension or the renewal of any thereof, (vi) the modification, amendment, or deletion from, or departure from (in each case whether material or otherwise) of any duty, agreement or obligation of the Borrower or the MLP set forth in this Agreement, (vii) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all of the assets, marshaling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar proceeding affecting, the Borrower or any of the MLP or any of their respective assets, or the disaffirmance of any of the Borrower Obligations, or this Agreement in any such proceeding, (viii) the release or discharge of the Borrower or the MLP from the performance or observance of any agreement, covenant, term or condition contained in any of such instruments by operation of law, (ix) the unenforceability of any of the Borrower Obligations or this Agreement, (x) any change in the name, business, capital structure, corporate existence, or ownership of the Borrower or the MLP or any other person or entity liable on the obligations guaranteed hereby, (xi) the existence of any collateral or other guaranty, or any exchange, release or non-perfection of any collateral or other guaranty, or (xii) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, a surety or the MLP.

Section 8.05    Reinstatement. To the maximum extent permitted by applicable law, the guarantee contained in Section 8.01 shall continue to be effective, or be reinstated, as the case may be, if at any time payment and performance, or any part thereof, of any of the Borrower Obligations is rescinded or must otherwise be restored or returned by any Credit Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or the MLP, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or the MLP or any substantial part of its property, or otherwise, all as though such payments had not been made.

Section 8.06    Payments. The MLP hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim and without deduction for any taxes and in immediately available funds and in Dollars at the Administrative Agent’s payment office at the address provided in Section 10.01 of this Agreement.

ARTICLE IX

The Administrative Agent

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and irrevocably authorizes the Administrative Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Loan Party and (ii) take such actions on its behalf and to exercise such rights, powers and remedies and perform the duties as are delegated to the Administrative Agent by the terms under such Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Without limiting the generality of the immediately preceding paragraph, the Administrative Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Lender is hereby authorized to make such payment to the Administrative Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Administrative Agent and Lenders with respect to any Borrower Obligation in any bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Lender), (iii) except as may be otherwise specified in any Loan Document, exercise all remedies given to the Administrative Agent and the other Lenders with respect to the Loan Parties, whether under the Loan Documents, applicable law or otherwise and (iv) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver. The Administrative Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Lender). Any such Person shall benefit from this Article IX to the extent provided by the Administrative Agent.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent is acting solely on behalf of the Lenders, with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Administrative Agent”, the terms “agent” and similar terms in any Loan Document to refer to the Administrative Agent, which terms are used for title purposes only, (b) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (c) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (d) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender clearly stating that it is a “notice of default”, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Section 4.01 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent is hereby authorized by each Loan Party and each Lender to establish procedures (and to amend such procedures from time to time) to facilitate the administration and servicing of the Loans and other matters incidental thereto and may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding clauses shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this clause, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. The Required Lenders may by notice to the Borrower remove the Administrative Agent. Upon any such resignation or removal, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation or after such notice of removal, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation or removal hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the MLP, the Borrower and their respective Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder. Each Lender, by accepting the benefits of the Loan Documents, agrees that (i) any action taken by Administrative Agent or Required Lenders (or, if expressly required in any Loan Document, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by the Administrative Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by the Administrative Agent or Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of Lenders.

Each Lender agrees to reimburse the Administrative Agent and each of its sub-agents (to the extent not timely reimbursed by any Loan Party) promptly upon demand for its pro rata share of any out-of-pocket costs and expenses (including, without limitation, fees, charges and disbursements of financial, legal and other advisors and any taxes or insurance paid in the name of, or on behalf of, any Loan Party) incurred by the Administrative Agent or any of its sub-agents in connection with the preparation, syndication, execution, delivery, administration, modification, amendment, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding (including, without limitation, preparation for and/or response to any subpoena or request for document production relating thereto) or otherwise) in respect of, or legal advice with respect to, its rights or responsibilities under, any Loan Document. Each Lender further agrees to indemnify and hold harmless the Administrative Agent and each of its sub-agents (to the extent not timely reimbursed by any Loan Party), ratably according to its pro rata share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, to the extent not indemnified by the applicable Lender, taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by, or asserted against the Administrative Agent or any of its sub-agents in any matter relating to or arising out of, in connection with or as a result of any Loan Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by the Administrative Agent or any of its sub-agents under or with respect to the foregoing.

ARTICLE X

Miscellaneous

Section 10.01    Notices.

(a)    Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email, as follows:

(i)    if to the Borrower or the MLP, to it at 19003 IH-10 West, San Antonio, Texas 78257, Attention of Executive Vice President and Chief Financial Officer (email: Tom.shoaf@nustarenergy.com);

(ii)    if to the Administrative Agent, to it at Oaktree Fund Administration LLC, c/o Oaktree Capital Management, L.P. 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071 (email: oaktreeagency@cortlandglobal.com);

(iii)    if to any other Lender, to it at its address (or email address) set forth in Schedule 10.01 or in the Assignment and Assumption pursuant to which such Lender becomes party hereto, if applicable (which address may be updated by any Lender by a written notice sent to the Administrative Agent (which may share such information with each other Lender) and the Borrower).

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(b)    Any party hereto may change its address or email address for notices and other communications hereunder by notice to the other parties hereto.

Section 10.02    Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by clause (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)    Neither this Agreement nor the Subsidiary Guaranty nor any provision hereof or thereof may be waived, amended or modified (except as expressly set forth herein or therein) except pursuant to an agreement or agreements in writing entered into by the Borrower, the MLP and the Required Lenders (with a fully executed copy delivered to the Administrative Agent) or by the Borrower, the MLP and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any mandatory prepayment shall not constitute an increase of any Commitment of any Lender), (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, or change the currency of any Loan, without the written consent of each Lender affected thereby (provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate), (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby (it being understood that any waiver of (or amendment to the terms of) any mandatory prepayment shall not constitute a postponement of any date scheduled for the payment of principal or interest or an extension of any Commitment of any Lender); provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate, (iv) change Section 2.16(b) or (c) in a manner that would alter the pro rata sharing of payments required by this Agreement or the other Loan Agreements, without the written consent of each Lender, (v) waive or amend Section 4.01, Article VIII or release the MLP from its obligations (including the MLP Obligations) hereunder or release any Guarantor from the Subsidiary Guaranty (except as expressly set forth in the Subsidiary Guaranty) or (vi) change any of the provisions of this Section or the definition of Required Lenders or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

(c)    Notwithstanding anything to the contrary contained herein, any amendment, amendment and restatement, refinancing, replacement or supplement or other modification of the Revolving Credit Agreement or any other loan document in connection therewith that is entered into after the Effective Date and amends, amends and restates, replaces, supplements or otherwise modifies or adds a representation or warranty, affirmative covenant, negative covenant, financial covenant or event of default (or any defined term used therein) in a manner that is adverse to the Borrower, the MLP or any of their respective Restricted Subsidiaries (and, in any case, more adverse to the Borrower than any provision contained in this Agreement or any other Loan Document) (a “Relevant Amendment”), then such Relevant Amendment shall, automatically, and without the need for any party hereto to take any further action, be deemed to be incorporated herein, mutatis mutandis, with any necessary modifications to reflect the term loan nature of this Agreement and the different parties hereto until the earlier of (x) such time as the agreement containing such Relevant Amendment is amended or otherwise modified to delete or nullify such Relevant Amendment and (y) such time as the applicable document containing such Relevant Amendment is terminated or is of no force and effect. Upon the request of the Required Lenders, the Borrower shall promptly enter into a writing to document such modifications; provided, however, entry into such writing shall not be a condition precedent to the effectiveness of such modifications.

Section 10.03    Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of a single primary counsel for the Administrative Agent and its Affiliates (and local counsel in each applicable jurisdiction), in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Lenders and their Affiliates, including the reasonable fees, charges and disbursements of a single primary counsel for the Lenders and their Affiliates (and local counsel in each applicable jurisdiction), in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or any Affiliate thereof, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any Affiliate thereof, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)    The Borrower shall indemnify the Administrative Agent, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the mandate letter entered into prior to the Effective Date, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by the Borrower or any other Loan Party or its or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 10.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c)    To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under clause (a) or (b) of this Section (and without limiting the Borrower’s obligation to do so), each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d)    To the extent permitted by applicable law, none of the Borrower, MLP or any Subsidiary Guarantor shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e)    All amounts due under this Section shall be payable not later than 5 Business Days after written demand therefor.

Section 10.04    Successors and Assigns.

(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) neither the MLP nor the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower or the MLP without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 10.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    (i) Subject to the conditions set forth in clause (b)(ii) below, any Lender may assign to one or more assignees (other than the MLP, the Borrower, their respective Subsidiaries or any of their respective Affiliates or any natural person) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)    the Borrower (not to be unreasonably withheld); provided that the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund, a Lender Parent or, if an Event of Default has occurred and is continuing, any other assignee; and

(B)    the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender, a Lender Parent or an Approved Fund; provided, however, that notwithstanding the foregoing (but subject to Section 10.04(e)), any Initial Lender may assign to one or more assignees (other than the MLP, the Borrower, their respective Subsidiaries or any of their respective Affiliates, any natural person or a Disqualified Institution) all or a portion of its Loans at the time owing to it and other rights and obligations under this Agreement (excluding its Commitments) without the consent of the Borrower or the Administrative Agent, so long as, taking into account such assignment, (i) the Initial Lenders in the aggregate continue to constitute the “Required Lenders” (taking into account, for the avoidance of doubt, all Credit Exposures and unused Commitments of the Initial Lender, including in its capacity as Delayed Draw Lender) and (ii) the Credit Exposure of the Initial Lenders in the aggregate is greater than 50% of the sum of the total Credit Exposures of all Lenders at such time.

(ii)    Assignments shall be subject to the following additional conditions:

(A)    except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)    except with respect to any partial assignment permitted in the proviso set forth in Section 10.04(b)(i), each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of Commitments or Loans;

(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, a duly executed IRS Form W-9 (or other applicable tax form), and all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act; and

(D)    the assignee, if it shall not be a Lender, shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties and their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 10.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

(iii)    Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.13, Section 2.15 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.04(c).

(iv)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior written notice.

(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the processing and recordation fee referred to in this clause (b) of this Section and all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act, and any written consent to such assignment required by clause (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, Section 2.16(d) or Section 10.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause.

(c)    Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than the MLP, the Borrower, their respective Subsidiaries or any of their respective Affiliates) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 2.13, Section 2.15 (subject to the requirements and limitations therein, including the requirements under Section 2.15(f) (it being understood that the documentation required under Section 2.15(f) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section); provided that such Participant (A) agrees to be subject to the provisions of Section 2.17 as if it were an assignee under clause (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.13 or Section 2.15, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.17(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.16(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)    Disqualified Institutions. (i) No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which (subject to the prior notice requirements set forth in the definition of “Disqualified Institution”) the assigning Lender entered into a binding agreement to sell and assign or grant a participation in all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment or participation in writing, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). Any assignment in violation of this clause (e)(i) shall not be void, but the other provisions of this clause (e) shall apply.

(ii)    If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of clause (i) above, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Commitment, and/or (B) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.04), all of its interest, rights and obligations under this Agreement at the lower of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations.

(iii)    Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions to whom an assignment or participation is made in violation of clause (i) above (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any bankruptcy or plan of reorganization, each Disqualified Institution party hereto hereby agrees (1) not to vote on such plan of reorganization, (2) if such Disqualified Institution does vote on such bankruptcy or plan of reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other debtor relief law), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such bankruptcy or plan of reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other debtor relief law) and (3) not to contest any request by any party for a determination by a bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv)    The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to provide to any Lender requesting the list of Disqualified Institutions provided by the Borrower to the Administrative Agent and any updates thereto from time to time permitted under the definition of “Disqualified Institution” (collectively, the “DQ List”).

(v)    The Administrative Agent and the Lenders (except for such Lender’s review of the DQ List) shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, neither the Administrative Agent nor any Lender shall (x) except for such Lender’s review of the DQ List, be obligated to ascertain, monitor or inquire as to whether any other Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, by any other Person to any Disqualified Institution.

(vi)    By executing and delivering an Assignment and Assumption, the assignee thereunder represents and warrants to the parties hereto that it is not a Disqualified Institution.

Section 10.05    Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any

Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Section 2.13, Section 2.15, Section 10.03 and ARTICLE IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 10.06    Counterparts; Integration; Effectiveness; Electronic Execution.

(a)    This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent and the Lenders constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other required parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b)    Delivery of an executed counterpart of a signature page of this Agreement by emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.07    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 10.09    Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)    The Borrower and the MLP each hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan and of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c)    The Borrower and the MLP each hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in clause (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.10    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12    Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, ratings agency, CUSIP bureau or credit insurer), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.13    Material Non-Public Information.

(a)    EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN Section 10.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b)    ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN A WRITTEN NOTICE DELIVERED TO THE ADMINISTRATIVE AGENT A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 10.14    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.

Section 10.15    USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies the Borrower and each other Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and each other Loan Party, which information includes the name and address of the Borrower and each other Loan Party and other information that will allow such Lender to identify the Borrower and each other Loan Party in accordance with the Patriot Act.

Section 10.16    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-in Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 10.17    No Fiduciary Duty, etc. Each of the Borrower and the MLP acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower and the MLP with respect to the Loan Documents and the transactions contemplated therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or the MLP or any other Person. Each of the Borrower and the MLP agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, each of the Borrower and the MLP acknowledges and agrees that no Credit Party is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. Each of the Borrower and the MLP shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Credit Parties shall have no responsibility or liability to the Borrower or the MLP with respect thereto.

Each of the Borrower and the MLP further acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that each Credit Party is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower, the MLP and their Affiliates and other companies with which the Borrower, the MLP and their Affiliates may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

In addition, each of the Borrower and the MLP acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that each Credit Party and its Affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower, the MLP or their Affiliates may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from the Borrower, the MLP or their Affiliates by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower, the MLP or their Affiliates in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. Each of the Borrower and the MLP also acknowledge that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower, the MLP and their Affiliates, confidential information obtained from other companies.

Section 10.18    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NUSTAR LOGISTICS, L.P.

By:	NuStar GP, Inc., its General Partner

	By:	/s/ Thomas R. Shoaf
	Name:	Thomas R. Shoaf
	Title:	Executive Vice President and Chief
Financial Officer

NUSTAR ENERGY L.P.

By:	Riverwalk Logistics, L.P., its General Partner

By:	NuStar GP, LLC, its General Partner

	By:	/s/ Thomas R. Shoaf
	Name:	Thomas R. Shoaf
	Title:	Executive Vice President and Chief
Financial Officer

[SIGNATURE PAGE TO TERM LOAN CREDIT AGREEMENT]

Oaktree Fund Administration, LLC,
as Administrative Agent

By:	Oaktree Capital Management, L.P.
Its:	Managing Member

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Senior Vice President

By:	/s/ Jessica Dombroff
Name:	Jessica Dombroff
Title:	Vice President

[SIGNATURE PAGE TO TERM LOAN CREDIT AGREEMENT]

Oaktree-TCDRS Strategic Credit, LLC, as Lender

By:	Oaktree Capital Management, L.P.
Its:	Manager

By:	/s/ Jessica Dombroff
Name:	Jessica Dombroff
Title:	Vice President

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Senior Vice President

[SIGNATURE PAGE TO TERM LOAN CREDIT AGREEMENT]

Exelon Strategic Credit Holdings, LLC, as Lender

By:	Oaktree Capital Management, L.P.
Its:	Manager

By:	/s/ Jessica Dombroff
Name:	Jessica Dombroff
Title:	Vice President

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Senior Vice President

[SIGNATURE PAGE TO TERM LOAN CREDIT AGREEMENT]

Oaktree-NGP Strategic Credit, LLC, as
Lender

By:	Oaktree Capital Management, L.P.
Its:	Manager

By:	/s/ Jessica Dombroff
Name:	Jessica Dombroff
Title:	Vice President

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Senior Vice President

[SIGNATURE PAGE TO TERM LOAN CREDIT AGREEMENT]

Oaktree-Minn Strategic Credit, LLC, as Lender

By:	Oaktree Capital Management, L.P.
Its:	Manager

By:	/s/ Jessica Dombroff
Name:	Jessica Dombroff
Title:	Vice President

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Senior Vice President

[SIGNATURE PAGE TO TERM LOAN CREDIT AGREEMENT]

Oaktree-Forrest Multi-Strategy, LLC, as Lender

By:	Oaktree Capital Management, L.P.
Its:	Manager

By:	/s/ Jessica Dombroff
Name:	Jessica Dombroff
Title:	Vice President

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Senior Vice President

[SIGNATURE PAGE TO TERM LOAN CREDIT AGREEMENT]

Oaktree-TBMR Strategic Credit Fund C, LLC, as Lender

By:	Oaktree Capital Management, L.P.
Its:	Manager

By:	/s/ Jessica Dombroff
Name:	Jessica Dombroff
Title:	Vice President

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Senior Vice President

[SIGNATURE PAGE TO TERM LOAN CREDIT AGREEMENT]

Oaktree-TBMR Strategic Credit Fund F, LLC, as Lender

By:	Oaktree Capital Management, L.P.
Its:	Manager

By:	/s/ Jessica Dombroff
Name:	Jessica Dombroff
Title:	Vice President

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Senior Vice President

[SIGNATURE PAGE TO TERM LOAN CREDIT AGREEMENT]

Oaktree-TBMR Strategic Credit Fund G, LLC, as Lender

By:	Oaktree Capital Management, L.P.
Its:	Manager

By:	/s/ Jessica Dombroff
Name:	Jessica Dombroff
Title:	Vice President

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Senior Vice President

[SIGNATURE PAGE TO TERM LOAN CREDIT AGREEMENT]

Oaktree-TSE 16 Strategic Credit, LLC, as Lender

By:	Oaktree Capital Management, L.P.
Its:	Manager

By:	/s/ Jessica Dombroff
Name:	Jessica Dombroff
Title:	Vice President

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Senior Vice President

[SIGNATURE PAGE TO TERM LOAN CREDIT AGREEMENT]

INPRS Strategic Credit Holdings, LLC, as Lender

By:	Oaktree Capital Management, L.P.
Its:	Manager

By:	/s/ Jessica Dombroff
Name:	Jessica Dombroff
Title:	Vice President

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Senior Vice President

[SIGNATURE PAGE TO TERM LOAN CREDIT AGREEMENT]

Oaktree Strategic Income II, Inc., as Lender

By:	Oaktree Capital Management, L.P.
Its:	Manager

By:	/s/ Jessica Dombroff
Name:	Jessica Dombroff
Title:	Vice President

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Senior Vice President

[SIGNATURE PAGE TO TERM LOAN CREDIT AGREEMENT]

Oaktree Specialty Lending Corporation, as Lender

By:	Oaktree Capital Management, L.P.
Its:	Manager

By:	/s/ Jessica Dombroff
Name:	Jessica Dombroff
Title:	Vice President

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Senior Vice President

[SIGNATURE PAGE TO TERM LOAN CREDIT AGREEMENT]

OCM Opps NuStar Holdings, L.P., as Lender

By:	Oaktree Fund GP, LLC
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Manager

By:	/s/ Jessica Dombroff
Name:	Jessica Dombroff
Title:	Vice President

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Senior Vice President

[SIGNATURE PAGE TO TERM LOAN CREDIT AGREEMENT]

Oaktree Value Opportunities Fund Holdings, L.P., as Lender

By:	Oaktree Value Opportunities Fund GP, L.P.
Its:	General Partner

By:	Oaktree Value Opportunities Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Senior Vice President

By:	/s/ Jessica Dombroff
Name:	Jessica Dombroff
Title:	Vice President

[SIGNATURE PAGE TO TERM LOAN CREDIT AGREEMENT]

Oaktree Value Equity Holdings, L.P., as Lender

By:	Oaktree Value Equity Fund GP, L.P.
Its:	General Partner

By:	Oaktree Value Equity Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Senior Vice President

By:	/s/ Jessica Dombroff
Name:	Jessica Dombroff
Title:	Vice President

[SIGNATURE PAGE TO TERM LOAN CREDIT AGREEMENT]

Brookfield Infrastructure Debt Fund I LP, by its administrator, BID Administrator LLC as Lender

By:	/s/ Fred Day
Name:	Fred Day
Title:	President

[SIGNATURE PAGE TO TERM LOAN CREDIT AGREEMENT]

SCHEDULE 2.01

Commitments

LENDER	Initial Loan Commitment	Delayed Draw Loan Commitment
Oaktree-TCDRS Strategic Credit, LLC	$6,787,000.00	$3,393,500.00
Exelon Strategic Credit Holdings, LLC	$4,131,000.00	$2,065,500.00
Oaktree-NGP Strategic Credit, LLC	$6,696,000.00	$3,348,000.00
Oaktree-Minn Strategic Credit, LLC	$3,291,000.00	$1,645,500.00
Oaktree-Forrest Multi-Strategy, LLC	$5,676,000.00	$2,838,000.00
Oaktree-TBMR Strategic Credit Fund C, LLC	$3,217,000.00	$1,608,500.00
Oaktree-TBMR Strategic Credit Fund F, LLC	$4,996,000.00	$2,498,000.00
Oaktree-TBMR Strategic Credit Fund G, LLC	$8,204,000.00	$4,102,000.00
Oaktree-TSE 16 Strategic Credit, LLC	$6,198,000.00	$3,099,000.00
INPRS Strategic Credit Holdings, LLC	$1,830,000.00	$915,000.00
Oaktree Strategic Income II, Inc.	$14,108,000.00	$7,054,000.00
Oaktree Specialty Lending Corporation	$35,821,000.00	$17,910,500.00
Oaktree Value Equity Holdings, L.P.	$6,666,666.67	$3,333,333.33
Oaktree Value Opportunities Fund Holdings, L.P.	$23,333,333.33	$11,666,666.67
OCM Opps NuStar Holdings, L.P.	$335,711,666.67	$167,855,833.33
Brookfield Infrastructure Debt Fund I LP	$33,333,333.33	$16,666,666.67

TOTAL:	$500,000,000.00	$250,000,000

Schedule 2.01

SCHEDULE 3.06

Disclosed Matters

None

Schedule 3.06

SCHEDULE 3.12

Subsidiaries

Subsidiary	Jurisdiction of Formation	Restricted/ Unrestricted/Material	Ownership Percentage
Cooperatie NuStar Holdings U.A.	Netherlands	Restricted	100%
LegacyStar Services, LLC	Delaware	Restricted	100%
NS Security Services, LLC	Delaware	Restricted	100%
NuStar Caribe Terminals, Inc.	Delaware	Restricted	100%
NuStar Energy Services, Inc.	Delaware	Restricted	100%
NuStar Finance LLC	Delaware	Restricted	100%
NuStar GP, Inc.	Delaware	Restricted	100%
NuStar GP, LLC	Delaware	Restricted	100%
NuStar GP Holdings, LLC	Delaware	Restricted	100%
NuStar Holdings B.V.	Netherlands	Restricted	100%
NuStar Internacional, S de R.L. de C.V.	Mexico	Restricted	100%
NuStar Logistics, L.P.	Delaware	Restricted – Material	100%
NuStar Permian Crude Logistics, LLC	Delaware	Restricted	100%
NuStar Permian Holdings, LLC	Delaware	Restricted	100%
NuStar Permian Transportation and Storage, LLC	Delaware	Restricted – Material	100%
NuStar Pipeline Company, LLC	Delaware	Restricted	100%
NuStar Pipeline Holding Company, LLC	Delaware	Restricted	100%
NuStar Pipeline Operating Partnership L.P.	Delaware	Restricted – Material	100%
NuStar Pipeline Partners L.P.	Delaware	Restricted	100%
NuStar Services Company LLC	Delaware	Restricted	100%
NuStar Supply & Trading LLC	Delaware	Restricted	100%
NuStar Terminals Canada Co.	Canada	Restricted	100%
NuStar Terminals Canada Holdings Co.	Canada	Restricted	100%
NuStar Terminals Canada Partnership	Canada	Restricted	100%
NuStar Terminals Corporation N.V.	Curacao	Restricted	100%
NuStar Terminals Delaware, Inc.	Delaware	Restricted	100%
NuStar Terminals International N.V.	Curacao	Restricted	100%
NuStar Terminals New Jersey, Inc.	Delaware	Restricted	100%
NuStar Terminals Operations Partnership L.P.	Delaware	Restricted	100%
NuStar Terminals Partners TX L.P.	Delaware	Restricted	100%
NuStar Terminals Services, Inc.	Delaware	Restricted	100%
NuStar Terminals Texas, Inc.	Delaware	Restricted	100%

Schedule 3.12

NuStar Texas Holdings, Inc.	Delaware	Restricted	100%
Point Tupper Marine Services Co.	Canada	Restricted	100%
Riverwalk Logistics, L.P.	Delaware	Restricted	100%
Shore Terminals LLC	Delaware	Restricted	100%
ST Linden Terminal, LLC	Delaware	Restricted	100%
Star Creek Ranch, LLC	Delaware	Restricted	100%

Schedule 3.12

SCHEDULE 6.07

Affiliate Agreements

Omnibus Amendment to Employee Benefit Plans of NuStar GP, LLC Reflecting Change in Plan Sponsorship to NuStar Services Company LLC, effective as of March 1, 2016, among NuStar GP, LLC and NuStar Services Company LLC, as in effect as of the Effective Date.

Assignment and Assumption Agreement dated March 1, 2016 between NuStar GP, LLC and NuStar Services Company LLC, as in effect as of the Effective Date.

Schedule 6.07

SCHEDULE 6.08

Existing Restrictions

Restrictions and conditions set forth in the following documents:

•	the Indenture;

•	the Revolving Credit Agreement;

•

Letter of Credit Agreement dated as of June 5, 2012 among NuStar Logistics, L.P., NuStar Energy L.P., the Lenders party thereto and Mizuho Corporate Bank, Ltd., as Issuing Bank and Administrative Agent, as amended;

•

Letter of Credit Agreement dated as of June 5, 2013 among NuStar Logistics, L.P., NuStar Energy L.P., the Lenders party thereto and The Bank of Nova Scotia, as Issuing Bank and Administrative Agent, as amended;

•

Letter of Credit Agreement dated as of September 3, 2014 among NuStar Logistics, L.P., NuStar Energy L.P., the Lenders party thereto and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Issuing Bank and Administrative Agent, as amended; and

•	Receivables Financing Agreement dated June 15, 2015 among Nustar Finance LLC, the persons from time to time party thereto, PNC Bank, National Association and NuStar Energy L.P., as amended.

Schedule 6.08

SCHEDULE 10.01

Lender Notice Details

LENDERS:

Oaktree-TCDRS Strategic Credit, LLC

Address:	Oaktree Capital Management, L.P.
333 S. Grand Avenue, 28th Floor
Los Angeles, CA 90071
Attention: Brook Hinchman
Telephone:	213-830-6959
Email:	bhinchman@oaktreecapital.com

Exelon Strategic Credit Holdings, LLC

Address:	Oaktree Capital Management, L.P.
333 S. Grand Avenue, 28th Floor
Los Angeles, CA 90071
Attention: Brook Hinchman
Telephone:	213-830-6959
Email:	bhinchman@oaktreecapital.com

Oaktree-NGP Strategic Credit, LLC

Address:	Oaktree Capital Management, L.P.
333 S. Grand Avenue, 28th Floor
Los Angeles, CA 90071
Attention: Brook Hinchman
Telephone:	213-830-6959
Email:	bhinchman@oaktreecapital.com

Oaktree-Minn Strategic Credit, LLC

Address:	Oaktree Capital Management, L.P.
333 S. Grand Avenue, 28th Floor
Los Angeles, CA 90071
Attention: Brook Hinchman
Telephone:	213-830-6959
Email:	bhinchman@oaktreecapital.com

Schedule 10.01

Oaktree-Forrest Multi-Strategy, LLC

Address:	Oaktree Capital Management, L.P.
333 S. Grand Avenue, 28th Floor
Los Angeles, CA 90071
Attention: Brook Hinchman
Telephone:	213-830-6959
Email:	bhinchman@oaktreecapital.com

Oaktree-TBMR Strategic Credit Fund C, LLC

Address:	Oaktree Capital Management, L.P.
333 S. Grand Avenue, 28th Floor
Los Angeles, CA 90071
Attention: Brook Hinchman
Telephone:	213-830-6959
Email:	bhinchman@oaktreecapital.com

Oaktree-TBMR Strategic Credit Fund F, LLC

Address:	Oaktree Capital Management, L.P.
333 S. Grand Avenue, 28th Floor
Los Angeles, CA 90071
Attention: Brook Hinchman
Telephone:	213-830-6959
Email:	bhinchman@oaktreecapital.com

Oaktree-TBMR Strategic Credit Fund G, LLC

Address:	Oaktree Capital Management, L.P.
333 S. Grand Avenue, 28th Floor
Los Angeles, CA 90071
Attention: Brook Hinchman
Telephone:	213-830-6959
Email:	bhinchman@oaktreecapital.com

Oaktree-TSE 16 Strategic Credit, LLC

Address:	Oaktree Capital Management, L.P.
333 S. Grand Avenue, 28th Floor
Los Angeles, CA 90071
Attention: Brook Hinchman
Telephone:	213-830-6959
Email:	bhinchman@oaktreecapital.com

Schedule 10.01

INPRS Strategic Credit Holdings, LLC

Address:	Oaktree Capital Management, L.P.
333 S. Grand Avenue, 28th Floor
Los Angeles, CA 90071
Attention: Brook Hinchman
Telephone:	213-830-6959
Email:	bhinchman@oaktreecapital.com

Oaktree Strategic Income II, Inc.

Address:	Oaktree Capital Management, L.P.
333 S. Grand Avenue, 28th Floor
Los Angeles, CA 90071
Attention: Brook Hinchman
Telephone:	213-830-6959
Email:	bhinchman@oaktreecapital.com

Oaktree Specialty Lending Corporation

Address:	Oaktree Capital Management, L.P.
333 S. Grand Avenue, 28th Floor
Los Angeles, CA 90071
Attention: Brook Hinchman
Telephone:	213-830-6959
Email:	bhinchman@oaktreecapital.com

Oaktree Value Equity Holdings, L.P.

Address:	Oaktree Capital Management, L.P.
333 S. Grand Avenue, 28th Floor
Los Angeles, CA 90071
Attention: Brook Hinchman
Telephone:	213-830-6959
Email:	bhinchman@oaktreecapital.com

Oaktree Value Opportunities Fund Holdings, L.P.

Address:	Oaktree Capital Management, L.P.
333 S. Grand Avenue, 28th Floor
Los Angeles, CA 90071
Attention: Brook Hinchman
Telephone:	213-830-6959
Email:	bhinchman@oaktreecapital.com

Schedule 10.01

OCM Opps NuStar Holdings, L.P.

Address:	Oaktree Capital Management, L.P.
333 S. Grand Avenue, 28th Floor
Los Angeles, CA 90071
Attention: Brook Hinchman
Telephone:	213-830-6959
Email:	bhinchman@oaktreecapital.com

Brookfield Infrastructure Debt Fund I LP

Address:	Brookfield Infrastructure Group LLC
250 Vesey Street, 15th Floor
New York, NY 10281
Attention: Fred Day
Email:	fred.day@brookfield.com

With a copy to:	Brookfield Infrastructure Group LLC
250 Vesey Street, 15th Floor
New York, NY 10281
Attention: Eric Wittleder
Email:	Eric.Wittleder@brookfield.com

With a copy to:	Brookfield Infrastructure Group LLC
250 Vesey Street, 15th Floor
New York, NY 10281
Attention: Andrew Ehrlickman
Email:	andrew.ehrlickman@brookfield.com

Schedule 10.01

Final Form

EXHIBIT A

Form of Assignment and Assumption

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as [an Initial Loan Lender [(excluding its Initial Loan Commitments)]] [and] [a Delayed Draw Lender [(excluding its Delayed Draw Loan Commitments)]]1 under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as [an Initial Loan Lender] [and] [a Delayed Draw Lender [(other than in connection with its [Initial Loan Commitments][Delayed Draw Loan Commitments])]]2) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.    Assignor: ______________________________

2.    Assignee: ______________________________

[and is a Lender] [and is an Affiliate/Approved Fund/Lender Parent of [identify Lender]3]

3.    Borrower(s): ______________________________

4.     Administrative Agent: [Oaktree Fund Administration, LLC], as the administrative agent under the Credit Agreement

[1]	Select as applicable.
[2]	Select as applicable.
[3]	Select as applicable.

5.

Credit Agreement: Term Loan Credit Agreement dated as of April 19, 2020 among NuStar Logistics, L.P., NuStar Energy L.P., the Lenders parties thereto, and Oaktree Fund Administration, LLC, as Administrative Agent

6.    Assigned Interest:

Amount of [Initial Loan Commitment] [and] [Delayed Draw Loan Commitment] Assigned	Aggregate Amount of [Initial Loan Commitments] [and] [Delayed Draw Loan Commitments] for all Lenders	Percentage Assigned of [Initial Loan Commitments] [and] [Delayed Draw Loan Commitments] [4]	Amount of [Initial Term Loans] [and] [Delayed Draw Loans] Assigned	Aggregate Amount of [Initial Term Loans] [and] [Delayed Draw Loans] for all Lenders	Percentage Assigned of [Initial Term Loans] [and] [Delayed Draw Loans] [5]
$	$	%	$	$	%
$	$	%	$	$	%
$	$	%	$	$	%

Effective Date:                                         , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[4]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[5]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit A - 2

[Consented to and]6 Accepted:

OAKTREE FUND ADMINISTRATION, LLC, as
Administrative Agent

By:	Oaktree Capital Management, L.P.
Its:	Managing Member

By:
Name:
Title:

By:
Name:
Title:

[Consented to:

NuStar Logistics, L.P.

By:
Name:
Title:][7]

[6]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[7]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Exhibit A - 3

ANNEX 1

[__________________]8

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.    Representations and Warranties.

1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement9, duly completed and executed by the Assignee; and (vi) it is not a Disqualified Institution and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, premium, fees and other amounts) to the Assignor for amounts which have accrued up to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

[8]	Describe Credit Agreement at option of Administrative Agent.
[9]	See Section 2.15(f) for required documents.

Exhibit A - 4

3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit A - 5

EXHIBIT B

Form of

FINANCIAL OFFICER’S CERTIFICATE

Each of the Lenders party

to the Term Loan Credit Agreement

c/o Oaktree Fund Administration, LLC

as Administrative Agent

c/o Oaktree Capital Management, L.P.

333 S. Grand Avenue, 28th Floor

Los Angeles, CA 90071

Attention: [•]

E-mail: oaktreeagency@cortlandglobal.com

Ladies and Gentlemen:

Reference is made to the Term Loan Credit Agreement dated April 19, 2020, as amended (the “Credit Agreement”), among NuStar Logistics, L.P., a Delaware limited partnership (the “Borrower”), NuStar Energy L.P., a Delaware limited partnership (the “MLP”), the lenders party thereto (the “Lenders”), and Oaktree Fund Administration, LLC. as Administrative Agent (the “Administrative Agent”). Terms that are used herein and are defined in the Credit Agreement shall have the respective meanings set forth in the Credit Agreement. This certificate is delivered to you pursuant to Section 5.01(c).

The undersigned hereby certifies to you that:

Section 5.01[(a)][10][(b)][11]	The [audited][12] financial statements required pursuant to this section present fairly in all material respects the financial condition[, cash flows][13] and results of operations of the MLP and its consolidated subsidiaries, including the Borrower, in accordance with GAAP consistently applied, except for the lack of footnotes with respect to the Borrower.

Section 5.01(c)(i)	To the best of my knowledge, no Default has occurred and is continuing.

10 Note to Draft: Include for annual financials.

11 Note to Draft: include for quarterly financials.

12 Note to Draft: Include for annual financials.

13 Note to Draft: Include for annual financials.

Exhibit B - 1

Financial Officer’s Certificate

Section 5.01(c)(ii)	The following figures of the MLP are as of or for the Rolling Period ended ____________, 20__ (in thousands):

Financial Condition Covenant[14]	Permitted	Actual
Consolidated Debt Coverage Ratio Calculation:
Consolidated Debt		$
Consolidated EBITDA		$
Debt Coverage Ratio	Not greater than ___X		___X

Consolidated Interest Expense Calculation:
Consolidated Interest Expense
Consolidated Interest Coverage Ratio	Not less than 1.75X		___X

Section 5.01(c)(iii)	Any change in GAAP or in the application thereof that has occurred since the date of the audited financial statements referred to in Section 3.04 of the Credit Agreement is discussed in subsequent Form 10-K and/or Form 10-Q filings of the MLP.
Section 5.01(c)(iv)	[The MLP and its Restricted Subsidiaries do not have any Capital Lease Obligations.] or
[The Capital Lease Obligations of the MLP and its Restricted Subsidiaries are described in the table below:]

Description of Property Leased	Value of Capital Lease Obligations Recorded on Balance Sheet as of , 20

[14]	Note to Draft: To include detailed calculations demonstrating compliance with Section 6.11 and Section 6.12 of the Credit Agreement to the extent requested by the Administrative Agent or the Lenders.

Exhibit B - 2

IN WITNESS WHEREOF, this certificate is executed and delivered as of the          day of                     , 20        .

MLP:

NuStar Energy L.P.

By: Riverwalk Logistics, L.P., its General Partner

By: NuStar GP, LLC, its General Partner

By:
Thomas R. Shoaf
Executive Vice President and Chief Financial Officer

Borrower:

NuStar Logistics, L.P.

By: NuStar GP, Inc., its General Partner

By:
Thomas R. Shoaf
Executive Vice President and Chief Financial Officer

Exhibit B - 3

EXHIBIT C

BORROWING REQUEST

[Date]

Oaktree Administration Fund, LLC,

as Administrative Agent

c/o Oaktree Capital Management, L.P.

333 S. Grand Avenue, 28th Floor

Los Angeles, CA 90071

Attention: [•]

E-mail: oaktreeagency@cortlandglobal.com

Ladies and Gentlemen:

Reference is made to that certain Term Loan Credit Agreement, dated on or about April 19, 2020 (together with all amendments, supplements and other modifications, if any, from time to time made thereto, the “Credit Agreement”), among NUSTAR LOGISTICS, L.P., a Delaware limited partnership (the “Borrower”), NUSTAR ENERGY L.P., a Delaware limited partnership, the LENDERS party thereto, and Oaktree Administration Fund, LLC, as Administrative Agent. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

This notice constitutes a Borrowing Request pursuant to Section 2.03 of the Credit Agreement. The Borrower hereby requests a Borrowing of Delayed Draw Loans under the Credit Agreement, and, in that connection, the Borrower specifies the following information with respect to the Borrowing requested hereby:

(A)    Aggregate principal amount of Borrowing: $[    ]

(B)    Date of Borrowing (which is a Business Day): [Date]

(C)    Location and number of account to which funds are to be disbursed: [The Borrower requests that the proceeds of the Borrowing requested hereby be disbursed in accordance with the funds flow memorandum to be separately delivered by the Borrower.][insert account information]

[Signature Page Follows]

Exhibit C-1

IN WITNESS WHEREOF, the undersigned has caused this Borrowing Request to be executed and delivered by its Financial Officer as of the date first set forth above.

Very truly yours,

NuStar Logistics, L.P.

By:
Name:
Title:

Exhibit C-2

EXHIBIT D

[FORM OF]

SUBSIDIARY GUARANTY AGREEMENT

made by

EACH OF THE GUARANTORS (as defined herein)

in favor of

Oaktree Fund Administration, LLC

as Administrative Agent

Dated as of April 19, 2020

Exhibit D - 1

SUBSIDIARY GUARANTY AGREEMENT, dated as of April 19, 2020, made by the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Guarantors” and each a “Guarantor”), in favor of Oaktree Fund Administration, LLC, as Administrative Agent (in such capacity, the “Administrative Agent”), for the benefit of the banks and other financial institutions or entities (the “Lenders”) parties to the Term Loan Credit Agreement, dated as of April 19, 2020 (the “Credit Agreement”), among NuStar Logistics, L.P., a Delaware limited partnership (the “Borrower”), NuStar Energy L.P., a Delaware limited partnership (the “MLP”), the Lenders, and the Administrative Agent.

W I T N E S S E T H:

WHEREAS, the Borrower is a member of an affiliated group of companies that includes each Guarantor;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement may be used in part to enable the Borrower to make valuable transfers to one or more of the Guarantors in connection with the operation of their respective businesses;

WHEREAS, the Borrower and the Guarantors are engaged in related businesses, and each Guarantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement;

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement that the Guarantors shall have executed and delivered this Agreement to the Administrative Agent for the ratable benefit of the Lenders; and

WHEREAS, it is a condition subsequent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement that certain subsidiaries of the MLP shall from time to time become parties to this Agreement as Guarantors by executing and delivering an Assumption Agreement, in the form attached hereto as Annex 1, to the Administrative Agent for the ratable benefit of the Lenders.

NOW, THEREFORE, in consideration of the premises and to induce the Lenders to continue their respective extensions of credit to the Borrower under the Credit Agreement, each Guarantor hereby agrees with the Administrative Agent, for the ratable benefit of the Lenders, as follows:

SECTION 1. DEFINED TERMS

1.1    Definitions.

(a)    Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

(b)    The following terms shall have the following meanings:

“Agreement” means this Subsidiary Guaranty Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Borrower Obligations” has the meaning assigned to the term “Borrower Obligations” under the Credit Agreement.

“Guarantor Obligations” means with respect to any Guarantor, the collective reference to (i) the Borrower Obligations and (ii) all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement, in each case whether on account of guarantee obligations, reimbursement obligations, loan obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document).

“Guarantors” means the collective reference to each Guarantor party to this Agreement.

“Obligations” means in the case of each Guarantor, its Guarantor Obligations.

“Solvent” means, with respect to each Guarantor as of any date of determination, that on such date (a) the fair value of the assets of such Guarantor is greater than the total amount of liabilities, including contingent liabilities, of such Guarantor, (b) the present fair saleable value of the assets of such Guarantor is not less than the amount that will be required to pay the probable liability of such Guarantor on its debts, including contingent debts, as they become absolute and matured, (c) such Guarantor does not intend to, and does not believe that it will, incur debts or liabilities, including contingent debts and liabilities, beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Guarantor is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Guarantor’s property would constitute an unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

1.2    Other Definitional Provisions.

(a)    The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Annex references are to this Agreement unless otherwise specified.

(b)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c)    A reference to any Person hereunder shall be deemed to include a reference to such Person’s successor’s, endorsees, transferees and assigns.

SECTION 2. GUARANTEE

2.1    Guarantee.

(a)    Each of the Guarantors hereby, jointly and severally, (i) absolutely, unconditionally and irrevocably, guarantees to the Administrative Agent for the ratable benefit of the Lenders and their respective successors, endorsees, permitted transferees and permitted assigns, the prompt and complete payment and performance by the Borrower and the Guarantors when due (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations and (ii) indemnifies and holds harmless the Administrative Agent and each Lender from, and agrees to pay to the Administrative Agent and each Lender, all reasonable costs and expenses (including reasonable counsel fees and expenses) incurred by the Administrative Agent or such Lender in enforcing any of its rights under this Agreement. The guarantee in this Section 2.1 is (1) a continuing guarantee, and shall apply to all Obligations owing at any time whenever arising or incurred and shall remain in full force and effect until the Obligations have been indefeasibly paid in full in cash and (2) a guarantee of payment and not collection and the liability of each Guarantor is primary and not secondary. Each Guarantor agrees that notwithstanding any stay, injunction

Exhibit D - 3

or other prohibition preventing the payment by the Borrower of all or any portion of the Borrower Obligations and notwithstanding that all or any portion of the Borrower Obligations may be unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower, such Borrower Obligations shall nevertheless be due and payable by such Guarantor for the purposes of this Agreement at the time such Borrower Obligations would be payable by the Borrower under the provisions of the Credit Agreement. Notwithstanding the foregoing, any enforcement of this Agreement with respect to the rights of any Lender may be accomplished by the Administrative Agent acting on behalf of such Lender.

(b)    Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).

(c)    Each Guarantor agrees that the Borrower Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Administrative Agent or any Lender hereunder.

(d)    The guarantee contained in this Section 2.1 shall remain in full force and effect until all the Borrower Obligations and the obligations of each Guarantor under the guarantee contained in this Section 2.1 shall have been satisfied by indefeasible payment in full in cash and the Commitments shall be terminated.

(e)    No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any Lender from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder, which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Borrower Obligations or any payment received or collected from such Guarantor in respect of the Borrower Obligations), remain liable for the Borrower Obligations up to the maximum liability of such Guarantor hereunder until, subject to Section 2.6, the Borrower Obligations are indefeasibly paid in full in cash and the Commitments are terminated.

2.2    Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the Lenders, and each Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Guarantor hereunder.

2.3    No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent or any Lender, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrower or any other Guarantor (or any other guarantor) or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Borrower Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor (or any other guarantor) in respect of payments made by such Guarantor hereunder

Exhibit D - 4

until all amounts owing to the Administrative Agent and the Lenders by the Borrower on account of the Borrower Obligations are indefeasibly paid in full in cash and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Borrower Obligations shall not have been paid in full in cash, such amount shall be held by such Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be promptly turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Borrower Obligations, whether matured or unmatured, pursuant to Section 2.16(b) of the Credit Agreement.

2.4    Amendments, Etc. with respect to the Borrower Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrower Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Borrower Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Borrower Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

2.5    Guarantee Absolute and Unconditional.

(a)    Each Guarantor waives any and all notice of (i) the creation, renewal, extension or accrual of any of the Borrower Obligations and (ii) proof of reliance by the Administrative Agent or any Lender upon (A) the guarantee contained in this Section 2 or (B) acceptance of the guarantee contained in thisSection 2. The Borrower Obligations shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in thisSection 2. All dealings between the Borrower and any of the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2.

(b)    Each Guarantor waives diligence, presentment, protest, demand for payment, notice of intent to accelerate, notice of acceleration and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Borrower Obligations.

(c)    Each Guarantor understands and agrees that the guarantee contained in thisSection 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to:

(i)    the validity, regularity or enforceability of all or any part of the Credit Agreement or any other Loan Document, any of the Borrower Obligations or any other agreement or collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender;

Exhibit D - 5

(ii)    any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Administrative Agent or any Lender;

(iii)    any extension, other indulgence, renewal, settlement, discharge, compromise, waiver, subordination or release in respect of any Borrower Obligation, security, Person or otherwise;

(iv)    any modification or amendment of, or supplement to, or deletion from, or departure from the Loan Documents or Borrower Obligations, including any increase or decrease in the principal, the rates of interest or other amounts payable thereunder;

(v)    any release, non-perfection or invalidity of any direct or indirect security for any Borrower Obligation;

(vi)    any change in the existence, structure, constitution, name, objects, powers, business, control or ownership of the Borrower or any other Person, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or any other Person or its assets;

(vii)    any limitation, postponement, prohibition, subordination or other restriction on the rights of the Administrative Agent or the Lenders to payment of the Borrower Obligations;

(viii)    any release, substitution or addition of any cosigner, endorser or other guarantor of the Borrower Obligations;

(ix)    any defense arising by reason of any failure of the Borrower to make any presentment, demand for performance, notice of nonperformance, protest, notice of intent to accelerate, notice of acceleration and any other notice, including notice of all of the following: acceptance of this Agreement, partial payment or non-payment of all or any part of the Borrower Obligations and the existence, creation, or incurrence of new or additional Borrower Obligations;

(x)    any defense arising by reason of any failure of the Administrative Agent to (A) proceed against the Borrower or any other Person, (B) proceed against, apply or exhaust any security held from the Borrower or any other Person for the Borrower Obligations, (C) proceed against, apply or exhaust any security held from any Guarantor or any other Person for this Agreement or (D) pursue any other remedy in the power of the Administrative Agent or the Lenders whatsoever;

(xi)    any law which provides that the obligation of a guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal obligation or which reduces a guarantor’s obligation in proportion to the principal obligation;

(xii)    any defense arising by reason of (A) any incapacity, lack of authority, or other defense of the Borrower or any other Person, (B) any limitation, postponement, prohibition on the Administrative Agent’s or the Lenders’ right to payment of the Borrower Obligations or any part thereof, (C) the cessation from any cause whatsoever of the liability of the Borrower or any other Person with respect to all or any part of the Borrower Obligations or (D) any act or omission of the Administrative Agent or the Lenders which directly or indirectly results in the discharge or release of the Borrower or any other Person of all or any part of the Borrower Obligations or any security or guarantee therefore, whether by contract, operation of law or otherwise (other than acceptance by the Administrative Agent or the Lenders of the full amount of Borrower Obligations paid in cash and the Commitments are terminated);

Exhibit D - 6

(xiii)    any defense arising by failure by the Administrative Agent or the Lenders to obtain, perfect or maintain a perfected or prior (or any) security interest in or lien or encumbrance upon any property of the Borrower or any other Person, or by reason of any interest of the Borrower in any property, whether as owner thereof or the holder of a security interest therein or lien or encumbrance thereon, being invalidated, voided, declared fraudulent or preferential or otherwise set aside, or by reason of any impairment by the Borrower of any right to recourse or collateral;

(xiv)    any defense arising by reason of the failure of the Borrower to marshal any assets;

(xv)    any defense based upon any failure of the Administrative Agent or any Lender to give to the Borrower or any Guarantor notice of any sale or other disposition of any property securing any or all of the Obligations, or any defect in any notice that may be given in connection with any sale or other disposition of any such property, or any failure of the Administrative Agent or any Lender to comply with any provision of applicable law in enforcing any security interest in or lien upon any such property, including any failure of the Administrative Agent or any Lender to dispose of any such property in a commercially reasonable manner;

(xvi)    any dealing whatsoever with the Borrower or other Person or any security, whether negligently or not, or any failure to do so;

(xvii)    any defense based upon or arising out any bankruptcy, insolvency, reorganization, moratorium, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against the Borrower or any other Person, including any discharge of, or bar against collecting, any of the Borrower Obligations, in or as a result of any such proceeding; or

(xviii)    any other act or omission to act or delay of any kind by the Borrower, the Administrative Agent, any Lender, any Guarantor or any other Person or any other circumstance whatsoever, whether similar or dissimilar to the foregoing, which might, but for the provisions of this Section 2.5, constitute a legal or equitable discharge, limitation or reduction of such Guarantor’s obligations hereunder (other than the indefeasible payment in full in cash of all of the Borrower Obligations).

(d)    The foregoing provisions apply (and the foregoing waivers will be effective) even if the effect of any action (or failure to take any action) by the Administrative Agent or any Lender is to destroy or diminish a Guarantor’s subrogation rights, such Guarantor’s right to proceed against the Borrower for reimbursement, such Guarantor’s right to recover contribution from any other Guarantor or any other right or remedy. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor, any other Person or against any collateral security or guarantee for the Borrower Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor, any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor, any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

Exhibit D - 7

2.6    Reinstatement. The guarantee contained in this Section 2, this Agreement and the Borrower Obligations shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.7    Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim and without deduction for any taxes and in immediately available funds and in Dollars at the Administrative Agent’s payment office pursuant to Section 2.16 of the Credit Agreement.

SECTION 3. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Guarantor hereby represents and warrants to the Administrative Agent and each Lender that:

3.1    Representations in Credit Agreement. In the case of each Guarantor, the representations and warranties relating to subsidiaries of the Borrower and the MLP set forth in Article III of the Credit Agreement, each of which is hereby incorporated herein by reference and shall apply mutatis mutandis, are true and correct, and the Administrative Agent and each Lender shall be entitled to rely on each of them as if they were fully set forth herein.

3.2    Solvency. Each Guarantor also represents and warrants that it is Solvent.

3.3    Subsidiary. Each Guarantor represents and warrants that it is a Subsidiary of the MLP.

SECTION 4. COVENANTS

4.1    No Actions Causing an Event of Default. Each Guarantor covenants and agrees with the Administrative Agent and the Lenders that, from and after the date of this Agreement until the Obligations shall have been indefeasibly paid in full in cash and the Commitments shall have been terminated, in the case of each Guarantor, such Guarantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Event of Default is caused by the failure to take such action or to refrain from taking such action solely by such Guarantor or any of its Subsidiaries.

SECTION 5. THE ADMINISTRATIVE AGENT

5.1    Authority of Administrative Agent. Each Guarantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Guarantors, the Administrative Agent shall be

Exhibit D - 8

conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and no Guarantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

SECTION 6. MISCELLANEOUS

6.1    Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.02 of the Credit Agreement.

6.2    Notices. All notices, requests and demands to or upon the Administrative Agent or any Guarantor hereunder shall be effected in the manner provided for in Section 10.01 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.

6.3    No Waiver by Course of Conduct; Cumulative Remedies. Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to Section 6.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

6.4    Enforcement Expenses; Indemnification.

(a)    Each Guarantor agrees to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in collecting against such Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and which such Guarantor is a party, including, without limitation, the reasonable fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent.

(b)    Each Guarantor agrees to pay, and to save the Administrative Agent and the Lenders harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the same extent the Borrower would be required to do so pursuant to Section 10.03 of the Credit Agreement.

(c)    The agreements in this Section 6.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

6.5    Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of the Administrative Agent and the Lenders and their successors and permitted assigns; provided that no Guarantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.

Exhibit D - 9

6.6    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

6.7    Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

6.8    Integration. This Agreement and the other Loan Documents represent the entire agreement of the Guarantors, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof and thereof not expressly set forth or referred to herein.

6.9    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND, TO THE EXTENT CONTROLLING, LAWS OF THE UNITED STATES OF AMERICA.

6.10    Submission to Jurisdiction; Waivers. Each Guarantor hereby irrevocably and unconditionally:

(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Guarantor at its address referred to in Section 6.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)    waives, to the extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 6.10 any special, exemplary, punitive or consequential damages.

6.11    Acknowledgments. Each Guarantor hereby acknowledges that:

(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

Exhibit D - 10

(b)    neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Guarantor arising out of or in connection with this Agreement or the relationship between the Administrative Agent and Lenders, on one hand, and the Guarantors, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)    no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Guarantors and the Lenders.

6.12    WAIVERS OF JURY TRIAL. EACH GUARANTOR, AND THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

6.13    Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

6.14    Additional Guarantors. Each Subsidiary of the MLP that is required to become a party to this Agreement pursuant to Section 5.11 of the Credit Agreement shall become a party hereto and a Guarantor hereunder for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

6.15    Release of Guarantors. At the request and sole expense of the Borrower and the MLP, any Subsidiary of the MLP that is a Guarantor shall be released from its obligations hereunder in the event that (a) all of the Equity Interests of such Guarantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement or (b) such Subsidiary does not guarantee any obligations of the MLP or any of its Subsidiaries under, or have obligations as primary obligor with respect to, any Covered Material Indebtedness (including the Indenture), or any such Subsidiary is to be released from such guarantee of, or its obligations as primary obligor with respect to, such Covered Material Indebtedness immediately following such Subsidiary’s release from its obligations hereunder; provided that the Borrower and the MLP shall have delivered to the Administrative Agent, at least 10 Business Days prior to the date of the proposed release, a written request of a Responsible Officer of each of the Borrower and the MLP for release identifying the relevant Guarantor and the terms of the sale or other disposition or release, as the case may be, in reasonable detail, together with a certification by a Responsible Officer of each of the Borrower and the MLP that such transaction is in compliance with the Credit Agreement and the other Loan Documents and that at the time of such release, after giving effect to any other Subsidiary of the MLP becoming a party hereto, the Borrower and the MLP are in compliance with the Credit Agreement (including Section 5.11 of the Credit Agreement) and no Event of Default exists or would exist as a result of such release; provided further that if such Subsidiary is not released from such guarantee of, or obligations as primary obligor with respect to, such Covered Material Indebtedness within five days of such Subsidiary’s release from the Subsidiary Guaranty, then such Subsidiary shall immediately become a party to the Subsidiary Guaranty.

[Signature page follows.]

Exhibit D - 11

IN WITNESS WHEREOF, each of the undersigned has caused this Subsidiary Guaranty Agreement to be duly executed and delivered as of the date first above written.

Guarantor

By:	[ ]
Title:

[Guarantor]

By:	[ ]
Title:

Exhibit D - 12

Schedule 1

NOTICE ADDRESSES OF GUARANTORS

Guarantors	Address

Exhibit D - 13

ACKNOWLEDGMENT AND CONSENT

The undersigned hereby acknowledges receipt of a copy of the Subsidiary Guaranty Agreement dated as of April 19, 2020, (the “Subsidiary Guaranty Agreement”), made by the Guarantors parties thereto in favor of Oaktree Fund Administration, LLC, as Administrative Agent, for the benefit of the Lenders. The undersigned agrees for the benefit of the Administrative Agent and the Lenders the undersigned will be bound by the terms of the Subsidiary Guaranty Agreement and will comply with such terms insofar as such terms are applicable to the undersigned.

[ ]

By:	[ ]
Title:

Address for Notices:

Exhibit D - 14

Annex 1 to

Subsidiary Guaranty Agreement

ASSUMPTION AGREEMENT, dated as of [                    ], [202_], by [                                        ], a [                            ] corporation (the “Additional Guarantor”), in favor of Oaktree Fund Administration, LLC, as Administrative Agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions (the “Lenders”) parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

W I T N E S S E T H

:

WHEREAS, NuStar Logistics, L.P., a Delaware limited partnership (the “Borrower”), NuStar Energy L.P., a Delaware limited partnership (the “MLP”), the Lenders and the Administrative Agent have entered into that certain Term Loan Credit Agreement, dated as of April 19, 2020 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, certain subsidiaries of the MLP (other than the Additional Guarantor) have entered into the Subsidiary Guaranty Agreement, dated as of April 19, 2020 (as amended, supplemented or otherwise modified from time to time, the “Subsidiary Guaranty Agreement”) in favor of the Administrative Agent for the benefit of the Lenders:

WHEREAS, the Credit Agreement requires the Additional Guarantor to become a party to the Subsidiary Guaranty Agreement; and

WHEREAS, the Additional Guarantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Subsidiary Guaranty Agreement;

NOW, THEREFORE, IT IS AGREED:

1.    Subsidiary Guaranty Agreement. By executing and delivering this Assumption Agreement, the Additional Guarantor, as provided in Section 6.14 of the Subsidiary Guaranty Agreement, hereby becomes a party to the Subsidiary Guaranty Agreement as a Guarantor thereunder with the same force and effect as if originally named therein as a Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Guarantor thereunder. The information set forth in Annex l-A hereto is hereby added to the information set forth in Schedule 1 to the Subsidiary Guaranty Agreement. The Additional Guarantor hereby represents and warrants that each of the representations and warranties contained in Section 3 of the Subsidiary Guaranty Agreement is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

2.    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND TO THE EXTENT CONTROLLING, LAWS OF THE UNITED STATES OF AMERICA.

Exhibit D - 15

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GUARANTOR]

By:	[ ]
Name:
Title:

Exhibit D - 16

Annex 1-A

NOTICE ADDRESSES OF GUARANTORS

Guarantors	Address

Exhibit D - 17

EXHIBIT E-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement, dated April 19, 2020 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”) among NuStar Logistics, L.P., a Delaware limited partnership (the “Borrower”), NuStar Energy L.P., a Delaware limited partnership, the Lenders party thereto, and Oaktree Fund Administration, LLC, as Administrative Agent.

Pursuant to the provisions of Section 2.15(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or any subsequent versions thereof or successors thereto. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:
Title:

Date:                      , 20[    ]

Exhibit E-1

EXHIBIT E-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement, dated April 19, 2020 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”) among NuStar Logistics, L.P., a Delaware limited partnership (the “Borrower”), NuStar Energy L.P., a Delaware limited partnership, the Lenders party thereto, and Oaktree Fund Administration, LLC, as Administrative Agent.

Pursuant to the provisions of Section 2.15(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or any subsequent versions thereof or successors thereto or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or any subsequent versions thereof or successors thereto from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:
Title:

Date:                      , 20[    ]

Date:                      , 20[    ]

Exhibit E-2

EXHIBIT E-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement, dated April 19, 2020 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”) among NuStar Logistics, L.P., a Delaware limited partnership (the “Borrower”), NuStar Energy L.P., a Delaware limited partnership, the Lenders party thereto, and Oaktree Fund Administration, as Administrative Agent.

Pursuant to the provisions of Section 2.15(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or any subsequent versions thereof or successors thereto. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:
Title:

Date:                      , 20[    ]

Exhibit E-3

EXHIBIT E-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement, dated April 19, 2020 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”) among NuStar Logistics, L.P., a Delaware limited partnership (the “Borrower”), NuStar Energy L.P., a Delaware limited partnership, the Lenders party thereto, and Oaktree Fund Administration, as Administrative Agent.

Pursuant to the provisions of Section 2.15(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or any subsequent versions thereof or successors thereto or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or any subsequent versions thereof or successors thereto from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:
Title:

Date:                      , 20[    ]

Exhibit E-4